Exhibit 10.3

SHAREHOLDERS AGREEMENT

BETWEEN

PUBLIC SECTOR PENSION INVESTMENT BOARD

AND

RED ISLE PRIVATE INVESTMENTS INC.

AND

LORAL SPACE & COMMUNICATIONS INC.

AND

LORAL SPACE & COMMUNICATIONS HOLDINGS CORPORATION

AND

LORAL HOLDINGS CORPORATION

AND

LORAL SKYNET CORPORATION

(FOR PURPOSES ENUNCIATED IN SECTION 10.10)

AND

JOHN P. CASHMAN

AND

COLIN D. WATSON

AND

TELESAT HOLDINGS INC. (FORMERLY 4363205 CANADA INC.)

AND

TELESAT INTERCO INC. (FORMERLY 4363213 CANADA INC.)

AND

TELESAT CANADA

AND

MHR FUND MANAGEMENT LLC

(FOR PURPOSES ENUNCIATED IN SECTIONS 2.04, 4.05, 10.08 AND 10.09)

MADE AS OF OCTOBER 31, 2007

TABLE OF CONTENTS

ARTICLE 1 -	INTERPRETATION	3

1.01	Definitions	3
1.02	Headings and Table of Contents	15
1.03	References	15
1.04	Number and Gender; extended meanings	15
1.05	Time of Day	15
1.06	Business Day	15
1.07	Governing Law	15
1.08	Conflict	16
1.09	Severability	16
1.10	Time of Essence	16
1.11	Statutory References	16
1.12	Schedules	16
1.13	Entire Agreement	17
1.14	GAAP	17
1.15	Unanimous Shareholder Agreement	17

ARTICLE 2 -	REPRESENTATIONS, WARRANTIES AND COVENANTS	17

2.01	Shareholders	17
2.02	Telesat	18
2.03	Covenants of the Shareholders	19
2.04	Confidentiality	20
2.05	Covenants of the Company, Interco and Telesat	23

ARTICLE 3 -	CORPORATE GOVERNANCE	23

3.01	Board of Directors: General	23
3.02	Number and Election of Directors	23
3.03	Independent Directors	25
3.04	Meetings of Directors	27
3.05	Board Vote Required	28
3.06	Skynet	29
3.07	Officers	30
3.08	Board Observer Rights	31

ARTICLE 4 -	SCOPE AND OBJECTIVES; BUSINESS PLAN	31

4.01	Initial Business Plan; Budgets	31
4.02	Updates to Business Plan	32
4.03	Purchases from Loral	33
4.04	Loral Non-Competition Covenant	33
4.05	Non-Solicitation Covenant	34
4.06	Enforcement of Restrictive Covenants	34

ARTICLE 5 -	SHAREHOLDER MATTERS	35

5.01	Restrictions on Management and the Board, Matters Requiring Shareholder Approval	35
5.02	Termination of Rights	37
5.03	PSP Investment Policy	38
5.04	Meetings of Shareholders	38

ARTICLE 6 -	FINANCE AND RELATED MATTERS	38

6.01	Pre-Emptive Rights	38
6.02	Initial Public Offering	40
6.03	Initial Public Offering and Registration Procedures	41
6.04	Assistance with Offerings	43
6.05	Expenses	43
6.06	Auditor	43
6.07	Year End	43
6.08	Access to Information	44

ARTICLE 7 -	RESTRICTIONS ON TRANSFER OF RESTRICTED SHARES	44

7.01	Meaning of “Transfer”	44
7.02	Board Approval of Transfers	44
7.03	Restrictions on Transfers of Shares	45
7.04	Transfers to Permitted Transferees	45
7.05	Indirect Transfers	46
7.06	Sale of Shares on Insolvency	46
7.07	Right of First Offer	47
7.08	Tag-Along/Drag-Along Rights	49
7.09	PSP Call Rights	53
7.10	Loral Call Rights	54
7.11	Transfers of Director Voting Shares	55
7.12	Changes in Law Affecting Permissible Levels of Loral’s Shareholdings	56
7.13	Notice of Conversion	56
7.14	Share Certificates Legend	56

ARTICLE 8 -	GENERAL SALE PROVISIONS	57

8.01	Application of Sale Provisions	57
8.02	Defined Terms	57
8.03	Determination of Fair Market Value	57
8.04	Payment and Closing Provisions	59
8.05	Consents	61
8.06	Time and Place of Closing	61
8.07	No Joint and Several Liability	61
8.08	Designee Purchases	61

- ii -

ARTICLE 9 - ARBITRATION		62

9.01	Arbitration	62
9.02	Rules for Arbitration	62

ARTICLE 10 -	GENERAL	62

10.01	Carrying out of Agreement	62
10.02	Assignment and Enurement	62
10.03	Notices	63
10.04	Waivers	65
10.05	Further Assurances	65
10.06	Remedies Cumulative	65
10.07	Counterparts	65
10.08	Amendments	65
10.09	Rights of MHR Fund	66
10.10	Rights and Obligations of Loral Skynet	66
10.11	Governing Law and Submission to Jurisdiction	66
10.12	Termination	67
10.13	Effectiveness	67

- iii -

SHAREHOLDERS AGREEMENT

This Agreement is made as of October 31, 2007, between

PUBLIC SECTOR PENSION INVESTMENT BOARD, a Special Act Corporation formed under the laws of Canada (“PSP Parent”)

and

RED ISLE PRIVATE INVESTMENTS INC., a corporation incorporated under the laws of Canada (“PSP”)

and

LORAL SPACE & COMMUNICATIONS INC., a corporation incorporated under the laws of the State of Delaware (“Loral Space”)

and

LORAL SPACE & COMMUNICATIONS HOLDINGS CORPORATION, a corporation incorporated under the laws of the State of Delaware (“Loral Parent”)

and

LORAL HOLDINGS CORPORATION, a corporation incorporated under the laws of the State of Delaware (“Loral”)

and

LORAL SKYNET CORPORATION, a corporation incorporated under the laws of the State of Delaware (“Loral Skynet”)

and

JOHN P. CASHMAN, of the City of Toronto, in the Province of Ontario (“TPI #1”, and together with TPI #2, the “Third Party Investors”)

and

COLIN D. WATSON, of the City of Toronto, in the Province of Ontario (“TPI #2”, and together with TPI #1, the “Third Party Investors”)

and

TELESAT HOLDINGS INC. (formerly 4363205 CANADA INC.), a corporation incorporated under the laws of Canada (the “Company”)

and

TELESAT INTERCO INC. (formerly 4363213 CANADA INC.), a corporation incorporated under the laws of Canada (“Interco”)

and

TELESAT CANADA, a corporation amalgamated under the laws of Canada (“Telesat”)

and

MHR FUND MANAGEMENT LLC, a limited liability company formed under the laws of the State of Delaware

RECITALS

A.	The authorized capital of the Company will consist of (i) an unlimited number of common shares, convertible on a one-to-one basis at the option of the holder into Voting Participating Preferred Shares or Non-Voting Participating Preferred Shares (each as defined below) (“Common Shares”), (ii) an unlimited number of redeemable common shares, convertible on a one-to-one basis at the option of the holder into Redeemable Non-Voting Participating Preferred Shares (the “Redeemable Common Shares”), (iii) an unlimited number of participating preferred shares, voting on all matters other than the election of directors and convertible at the option of the holder on a one-to-one basis into Common Shares or Non-Voting Participating Preferred Shares (the “Voting Participating Preferred Shares”), (iv) an unlimited number of non-voting participating preferred shares, convertible at the option of the holder on a one-to-one basis into Common Shares or Voting Participating Preferred Shares (the “Non-Voting Participating Preferred Shares”), (v) an unlimited number of redeemable non-voting participating preferred shares, convertible on a one-to-one basis at the option of the holder into Redeemable Common Shares (the “Redeemable Non-Voting Participating Preferred Shares”), (vi) 1000 fixed rate, non-participating preferred shares, voting only for the election of directors (the “Director Voting Preferred Shares”) and (vii) 300,000 non-voting, non-participating senior preferred shares (the “Fixed Rate Preferred Shares”), each class of shares as identified above having the rights, restrictions, conditions and limitations set out in the Articles of Amendment of the Company, a copy of which is attached hereto as Schedule A.

B.	All the issued and outstanding shares of the Company are owned beneficially and of record by the Shareholders as set out in Schedule B.

C.	The Company now owns beneficially and of record all the issued and outstanding shares in the capital of Interco.

D.	Interco now owns beneficially and of record all of the issued and outstanding shares in the capital of Telesat.

E.	4363230 Canada Inc., all of the shares of which were owned beneficially and of record by Interco, was amalgamated with Telesat Canada on October 31, 2007, to form Telesat.

F.	Loral Skynet has entered into this Agreement conditionally and only upon it becoming a holder of Equity Shares which may be transferred to it pursuant to the Skynet Asset Transfer Agreement and pending a transfer of such Equity Shares to Loral pursuant to Section 7.04.

G.	The Shareholders wish to enter into this Agreement to record their agreement as to the manner in which the affairs of the Company, Interco and Telesat shall be conducted.

H.	The parties intend this Agreement to be a unanimous shareholder agreement of the Company within the meaning of Section 146 of the CBCA.

FOR VALUE RECEIVED, the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.01	Definitions

In this Agreement:

(a)	“Accepting Shareholder” has the meaning given to it in Section 7.08(3)(c).

(b)	“Affiliate” means a Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, another. For the purposes of this Agreement, neither (i) MHR Fund nor any of its Affiliates shall be considered to be an Affiliate of Loral Space or any of its Affiliates, nor (ii) Loral Space nor any of its Affiliates shall be considered to be an Affiliate of MHR Fund or any of its Affiliates, provided that nothing in this definition shall be construed to imply that either Loral Space is not an Affiliate of any of its Subsidiaries, or that any Subsidiaries of Loral Space are not Affiliates of Loral Space.

(c)	“Agreement” means this agreement, including any recitals and schedules to this agreement, as amended, supplemented or restated from time to time.

(d)	“Ancillary Agreement” means an agreement dated August 7, 2007 pursuant to which certain adjustments related to, among other things, the Skynet Asset Transfer Agreement may become payable, in the form attached as Schedule K.

(e)	“Annual Budget” has the meaning given to it in Section 4.01(3).

(f)	“Applicable Law” in respect of any Person, property, transaction or event, means all present and future laws, statutes, regulations, treaties, judgments and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction or event.

(g)	“Arbitration Act” means the Arbitration Act 1991 (Ontario).

(h)	“Arbitrator” has the meaning given to it in Schedule E.

(i)	“Arm’s Length” has the meaning given to it in the Income Tax Act (Canada) as in effect on the date hereof.

(j)	“Articles” means the articles of incorporation of the Company, as amended, restated or replaced from time to time in accordance with this Agreement.

(k)	“Associate” has the meaning given to that term in the CBCA as in effect on the date hereof. For the purposes of this Agreement, neither (i) MHR Fund, any of its Affiliates, nor any of their respective Affiliates or Associates shall be considered to be an Associate of Loral Space or any of its Associates, nor (ii) Loral Space, any of its Affiliates, nor any of their respective Affiliates or Associates shall be considered to be an Associate of MHR Fund or any of its Associates, provided that nothing in this definition shall be construed to imply that either Loral Space is not an Associate of any of its Subsidiaries, or that any Subsidiaries of Loral Space are not Associates of Loral Space.

(l)	“Auditor” means the auditor of the Company appointed by the Shareholders from time to time in accordance with this Agreement.

(m)	“Board” means the board of directors of the Company.

(n)	“Business Day” means any day other than a Saturday, a Sunday or a day on which (1) the principal Canadian bank of the Company is required or authorized to close in the City of Toronto or banks are closed for business in New York City; or (2) the principal offices of any party to this Agreement as to whom the definition of Business Day is being applied in any specific case are closed or become closed prior to 2:00 p.m. local time, whether in accordance with established company practice or by reason of unanticipated events, including adverse weather conditions.

(o)	“Business Plan” means the five-year business plan of Telesat as prepared, updated and amended in accordance with Sections 4.01 and 4.02 and includes the Initial Business Plan.

(p)	“Business Plan Update Date” has the meaning given to it in Section 4.02.

(q)	“By-laws” means the by-laws of the Company attached to this Agreement as Schedule C, as amended, restated or replaced from time to time in accordance with this Agreement.

(r)	“Capital Lease” means, for any Person, a lease of any interest in any kind of property (whether real, personal or mixed) or asset by such Person as lessee that is, should be, or should have been, recorded as a “capital lease” on the balance sheet of such Person in accordance with GAAP.

(s)	“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C.44.

(t)	“CEO” means the chief executive officer of the Company, Interco and Telesat.

(u)	“Change in Law” has the meaning given to it in Section 7.12.

(v)	“Chairperson” has the meaning given to it in Section 3.02(3).

(w)	“Common Shares” has the meaning given to it in Recital A.

(x)	“Company Sale Notice” has the meaning given to it in Section 7.08(3)(b).

(y)	“Confidential Information” has the meaning given to it in Section 2.04(1)(a).

(z)	“Consulting Services Agreement” means the agreement of that name made as of the Effective Date, entered into between Loral Space and Telesat as attached hereto as Schedule D, as amended, restated or replaced from time to time in accordance with this Agreement.

(aa)	“Control” (including, with correlative meanings, the terms Controlled by and under common Control with) means the possession of the power, in law or in fact, to direct or cause the direction of the management and policies of a corporation whether through legal and beneficial ownership of a majority of voting securities of such corporation, by agreement or otherwise.

(bb)	“Costs and Expenses” means all costs, expenses and charges of any kind including interest charges on borrowed funds, legal fees and disbursements.

(cc)	“Designee” has the meaning given to it in Section 7.07(1).

(dd)	“Director” means a director of the Company.

(ee)	“Director Voting Preferred Shares” has the meaning given to it in Recital A.

(ff)	“Director Voting Preferred Share Transfer Notice” has the meaning given to it in Section 7.11.

(gg)	“Drag-along Shareholder” has the meaning given to it in Section 7.08(2).

(hh)	“Effective Date” means October 31, 2007.

(ii)	“Equity Shareholder” means any Shareholder holding Equity Shares.

(jj)	“Equity Shares” means the Common Shares, the Redeemable Common Shares, the Voting Participating Preferred Shares, the Non-Voting Participating Preferred Shares and the Redeemable Non-Voting Participating Preferred Shares.

(kk)	“Excess Shares” has the meaning given to it in Section 7.12.

(ll)	“Executive Officer” means the CEO, Chief Financial Officer or Chief Operating Officer of the Company and any other position of officer specifically referred to in the By-laws as being elected or appointed by the Board.

(mm)	“Extraordinary Resolution” means a resolution of the Shareholders approved by each of Loral and PSP.

(nn)	“Fair Market Value” of any Shares means the fair market value per Share of Shares of any class as relevant to such determination on any particular date determined in accordance with Section 8.03, and for the purposes of this determination “Fair Market Value” means the highest cash price available in an open and unrestricted market between informed and willing parties acting at Arm’s Length and under no compulsion to act.

(oo)	“Fixed Rate Preferred Shares” has the meaning given to it in Recital A.

(pp)	“GAAP” means generally accepted accounting principles in effect in Canada including the accounting recommendations published in the Handbook of the Canadian Institute of Chartered Accountants.

(qq)	“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any court and any government agency, board, commission, tribunal or other authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

(rr)	“Hedge Agreement” means any and all transactions, agreements or documents now existing or hereafter entered into by any Person which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

(ss)

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person, however incurred, including obligations for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, derivatives or other financial products; (iii) all obligations of such Person as a lessee under Capital Leases; (iv) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed; (v) all obligations of such Person to pay the deferred purchase price of assets; (vi) all obligations of such Person owing under Hedge Agreements; and (vii) all obligations of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, indemnified, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness of such other Person under any of clauses (i) through (vi) above.

(tt)	“Independent Director” has the meaning given to it in Section 3.03(1).

(uu)	“Initial Business Plan” has the meaning given to it in Section 4.01(1).

(vv)	“Insolvency Proceedings” by or against a Person means any voluntary or involuntary case or proceeding (including the filing of any notice) under Applicable Law in any jurisdiction, or any action taken pursuant to any contractual right of a secured party under any instrument by which such Person is bound, in respect of the:

(i)	bankruptcy, liquidation, winding-up, dissolution or other permanent suspension of general operations of such Person;

(ii)	composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, all or a material part of the debts or obligations of such Person;

(iii)	appointment of a trustee, receiver, receiver and manager, sequestrator, liquidator, administrator, custodian or other official for all or a material part of the assets of such Person; or

(iv)	possession, foreclosure or retention, sale or other disposition of, or other proceedings to realize on the security of, all or a substantial part of the assets of such Person in the course of the enforcement of security over such assets.

(ww)	“Intellectual Property” means all patents and patent rights, industrial designs, trade-marks and trade-mark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, computer software (other than off-the-shelf application software purchased in the ordinary course of business), processes, formulae, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and any pending applications for and registrations of patents, industrial designs, trade-marks, service marks and copyrights, including any goodwill connected with or symbolized by the foregoing.

(xx)	“Interested Party” means (1) any Shareholder or any Affiliate or Associate of a Shareholder, (2) any director, officer or employee of a Shareholder or any of its Affiliates or Associates or any Associate of such director, officer or employee or (3) any Person who has, or whose Affiliate or Associate has, any relationship with a Shareholder that might be considered to be material to such Person, provided that (i) a Third Party Investor, or an assignee of a Third Party Investor, shall not be considered to be an Interested Party, and (ii) subject to Section 3.03(1), neither MHR Fund, any of its Affiliates or Associates nor any of their respective Affiliates or Associates shall be considered to be an Interested Party except in its capacity as a Shareholder, if and when it becomes a Shareholder (and then only through direct ownership of Shares by MHR Fund or any such Affiliate or Associate, but not through any other Person).

(yy)	“Lien” means any lien, mortgage, charge, hypothec, encumbrance, security interest, pledge, hypothecation, deposit arrangement, priority, conditional sale agreement, other title retention agreement, lease intended as security or which secures payment or performance of an obligation, or other security agreement or instrument.

(zz)	“Loral Alternative Subscription Agreement” means an agreement dated August 7, 2007 pursuant to which Loral Space has agreed to transfer cash and assets to the Company in the event that the transactions contemplated by the Skynet Asset Transfer Agreement and the Skynet Sale Agreement shall not have been consummated by October 31, 2008, in the form attached hereto as Schedule I.

(aaa)	“Loral Approval” means approval by Loral (or any successor thereof), so long as it holds any Equity Shares of the Company, or by a Permitted Transferee of Loral’s Equity Shares if Loral no longer holds any Equity Shares, in any case subject to Section 5.02(3).

(bbb)	“Loral Change of Control” means the occurrence of any of the following events:

(i)	Mark Rachesky ceases to own, manage or Control, either directly or through entities managed or Controlled by him, more than 18% of the aggregate voting power of all outstanding securities of Loral Space for the election of directors (including for such purpose any voting power that would attach to shares issuable upon exercise of rights of conversion into voting shares whether exercisable currently or contingently), other than in connection with or as a result of a transfer, in one or more transactions, of securities to a Strategic Competitor;

(ii)

a Person or group of Persons who are acting jointly or in concert pursuant to the provisions of the Securities Act (Ontario) acquires, directly or indirectly, ownership of securities having the aggregate voting power for the election of directors of Loral Space that is greater than the aggregate voting power for the election of directors of Loral Space then owned by Mark Rachesky, either directly or through entities managed or Controlled by him (including for such purpose any voting power that would attach to shares issuable upon exercise of rights of conversion into voting shares whether exercisable currently or contingently), other than in connection with or as a result of a transfer, in one or more transactions, of securities to a Strategic Competitor; or

(iii)	during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Loral Space, together with any new directors whose election or appointment by such board of directors, or whose nomination for election by the shareholders of Loral Space was approved by a vote of at least a majority of the directors of Loral Space then still in office who were entitled to vote and who were either directors of Loral Space at the beginning of such period or whose election or appointment, or whose nomination for election, was previously approved, ceases for any reason (other than as a result of action of Mark Rachesky, either directly or through entities managed or Controlled by him) to constitute a majority of the board of directors of Loral Space;

provided that in any event (i) a Loral Change of Control shall be deemed to have occurred only once, and not on any subsequent date which may be otherwise considered to be a Loral Change of Control, and (ii) a Loral Change of Control (as defined in clauses (i) and (ii) above) shall be deemed not to have occurred as a result of the voting power (including for such purposes any voting power that would attach to shares issuable upon exercise of right of conversion into voting shares whether exercisable currently or contingently) of Mark Rachesky, whether directly or through entities managed or Controlled by him, in Loral Space being reduced for any reason other than (x) to effect a decision made by him personally, whether directly or indirectly through entities managed or Controlled by him, to reduce such voting power or (y) as a result of an agreement or arrangement entered into by him personally whether directly or through entities managed or Controlled by him; provided that, in the event of a Loral Change of Control, Loral shall notify the Company and PSP promptly upon the occurrence thereof, but in no event more than 10 days after the occurrence of such Loral Change of Control, and if such notification is not made within such 10 day period, the time periods for the exercise of rights by PSP set forth in this Agreement that are triggered from the date of a Loral Change of Control shall be extended by one day for each day (commencing from the end of such 10 day period) that the Company and PSP have not received such notice; provided that, for additional clarity, all rights of PSP that arise from a Loral Change of Control, and all rights of Loral that are modified or cease as a result of a Loral Change of Control, shall arise (in the case of PSP) or be modified or cease (in the case of Loral) as of the date of such Loral Change of Control, with the effect that only the time periods which PSP has to exercise its rights shall be affected by the notice requirements in this proviso.

(ccc)	“Loral Cost” means an amount per Equity Share equal to the aggregate of (i) the cash contribution made by Loral and/or its Affiliates to the Company in consideration of the issuance to Loral and/or its Affiliates of all Equity Shares purchased by Loral for cash, (ii) the amount paid by Loral and/or its Affiliates for any Equity Shares purchased by Loral and/or its Affiliates upon exercise of all rights of first offer pursuant to Section 7.07 or pre-emptive rights pursuant to Section 6.01, (iii) if the T-11N Contribution shall have occurred, the T-11N Valuation, and (iv) if the closing shall have occurred under the Skynet Asset Transfer Agreement, an amount equal to the product of (X) the Transferred Property Value less the Sale Asset Purchase Price less any MAE Adjustment Amount and (Y) the Agreed Exchange Rate (all as defined in the Skynet Asset Transfer Agreement), divided by the number of Equity Shares acquired by Loral or any of its Affiliates as a result of any of the events described in (i), (ii), (iii) and (iv).

(ddd)	“Loral Default” means (i) if the transactions contemplated by the Skynet Asset Transfer Agreement shall have been consummated, the failure of Loral Space and its Affiliates to pay or cause to be paid to Holdco the MAE Adjustment Amount (as defined in the Skynet Asset Transfer Agreement) pursuant to and in accordance with Section 2.08(a) of the Skynet Asset Transfer Agreement and, if applicable, Section 2.1(b) of the Ancillary Agreement, or (ii) if the transactions contemplated by the Skynet Asset Transfer Agreement shall not have been consummated prior to the Alternative Subscription Date (as defined in the Loral Alternative Subscription Agreement), the failure of Loral Space and its Affiliates to transfer or deliver, or cause to be transferred or delivered, the Required Loral Alternative Subscription (as defined in the Loral Alternative Subscription Agreement) pursuant to and in accordance with Section 4.1 of the Loral Alternative Subscription Agreement, or to pay the Closing Amount (as defined in the Loral Alternative Subscription Agreement) pursuant to and in accordance with Section 4.3(a) of the Loral Alternative Subscription Agreement; provided, that for the purposes of this definition only, the provisos in Section 2.8(a) of the Skynet Asset Transfer Agreement, Section 2.1(b) of the Ancillary Agreement and Section 4.3(b) of the Loral Alternative Subscription Agreement shall be disregarded; provided further, that if Loral and/or its Affiliates shall have acquired at least 51.2% of the Equity Shares on or prior to the later of the first anniversary after the acquisition by Interco of all of the shares of Telesat and the Alternative Subscription Date (as defined in the Loral Alternative Subscription Agreement), a Loral Default shall only exist if Loral Space or its Affiliates have failed to pay or cause to be paid to Holdco the MAE Adjustment Amount, or alternatively have failed to transfer or deliver, or cause to be transferred or delivered, the Required Loral Alternative Subscription (as defined in the Loral Alternative Subscription Agreement) or to pay the Closing Amount (as defined in the Loral Alternative Subscription Agreement), as the case may be, prior to the date which is eighteen calendar months after the acquisition by Interco of all of the shares of Telesat.

(eee)	“Loral Nominee” has the meaning given to it in Section 3.02(5)(a).

(fff)	“Material Agreement” means a contract or other legally binding commitment, or series of related contracts or legally binding commitments, written or oral, entered into or renewed after the date hereof involving payments by the Company, Interco or Telesat, or any combination thereof, in excess of $3,000,000 in the aggregate over its term.

(ggg)	“MHR Fund” means MHR Fund Management LLC, or any successor thereto, and any of its Subsidiaries, or any Person that Controls, is Controlled by, or is under common Control with MHR Fund Management LLC, or any successor thereto.

(hhh)	“Nominating Committee” has the meaning given to it in Section 3.03(3).

(iii)	“Non-Resident” means a person who is not a “resident Canadian” within the meaning of the CBCA or a “Canadian” within the meaning of the regulations promulgated under the Telecommunications Act (Canada).

(jjj)	“Non-Voting Participating Preferred Shares” has the meaning given to it in Recital A.

(kkk)	“Notice” means any notice, approval, demand, direction, consent, designation, request, document, instrument, certificate or other communication required or permitted to be given under this Agreement.

(lll)	“Notice to Arbitrate” has the meaning given to it in Schedule E.

(mmm)	“Observer” has the meaning given to it in Section 3.08.

(nnn)	“Parent” has the meaning given to it in Section 2.03(2)(a).

(ooo)	“Permitted Purchaser” means at the time that any offer to sell Shares is made (the “Relevant Time”), any Person:

(i)	who at the Relevant Time is:

(A)	a Shareholder;

(B)	MHR Fund;

(C)	a Permitted Transferee; or

(D)	not a Strategic Competitor of Telesat, or an Affiliate of such a Strategic Competitor;

(ii)	in the case of the sale of Equity Shares by any Shareholder other than Loral to a Person not named in clauses (i) (A), (B) and (C) of this definition, and other than a sale made pursuant to Sections 7.08(1), 7.08(3), 7.09 or 7.11, in respect of whom Loral shall have consented to the sale of such Shares by such Shareholder, which consent shall not be unreasonably withheld;

(iii)	in the case of the sale of Equity Shares by any Shareholder other than PSP to a Person not named in clauses (i) (A), (B) and (C) of this definition, and other than a sale made pursuant to Section 7.08(2) or 7.10, in respect of whom PSP shall have consented to the sale of such Shares by such Shareholder which consent shall not be unreasonably withheld;

(iv)	in the case of a purchaser of Director Voting Preferred Shares, who at the relevant time is an “accredited investor” as defined in Section 1.1 of OSC Rule 45-501 issued pursuant to the Securities Act (Ontario); and

(v)	in the case of each of (i), (ii), (iii) and (iv) of this definition, to whom the sale of the applicable Shares would not be prohibited by Applicable Law and in respect of which sale any required Regulatory Approval, if any, has been obtained or could reasonably be expected to be obtained on terms and conditions reasonably acceptable to the purchaser, the vendor and Telesat;

provided that where Shares are to be purchased by one Person (an “Agent”) (whether as agent, nominee, trustee, broker or otherwise), for the benefit of or on behalf of another Person (the “Principal”), for the purpose of determining whether the Person purchasing such Shares is a Permitted Transferee, regard shall be had to both the Agent and the Principal.

(ppp)	“Permitted Transferee” has the meaning given to it in Section 7.04(1).

(qqq)	“Person” means any natural person, sole proprietorship, partnership, body corporate, corporation, company, trust, joint venture, any Governmental Authority or any incorporated or unincorporated entity or association of any nature.

(rrr)	“Plan Period” has the meaning given to it in Section 4.01(2)(b).

(sss)	“Pro Rata Proportion” of any Shareholder at any time means the percentage that the number of Equity Shares that the Shareholder owns at that time is of the total number of issued and outstanding Equity Shares.

(ttt)	“Proposed Purchaser” has the meaning given to it in Section 7.08(3)(c).

(uuu)	“PSP Call Notice” has the meaning given to it in 7.09(a).

(vvv)	“PSP Designee” has the meaning given to it in Section 7.09(a).

(www)	“PSP Nominee” has the meaning given to it in Section 3.02(5)(a).

(xxx)	“PSP Sell-Down” means the right of PSP to transfer (i) up to 26.667% of the Fixed Rate Preferred Shares owned by PSP on the Effective Date, (ii) any additional amount of Fixed Rate Preferred Shares owned by PSP from time to time as long as (a) the Board resolves in writing prior to such transfer that such transfer of such additional amount will not cause material adverse tax consequences to the Company or (b) such transfer is being made contemporaneously with or following the transfer of all Equity Shares then owned by PSP and its Affiliates, and (iii) up to .5601% of the Equity Shares owned by PSP on the Effective Date.

(yyy)	“Recipient” means, with respect to Confidential Information, a Person identified in Section 2.04(1)(b).

(zzz)	“Redeemable Common Shares” has the meaning given to it in Recital A.

(aaaa)	“Redeemable Non-Voting Participating Preferred Shares” has the meaning given to it in Recital A.

(bbbb)	“Regulatory Approval” in respect of any transaction or proposed transaction means all material approvals, rulings, authorizations, permissions, filings, consents, orders and sanctions (including the lapse without objection of a prescribed time under a statute, regulation, by-law, rule or other legislative or regulatory requirement that states that a transaction may be implemented if a prescribed time elapses following the giving or filing of notice without an objection being made) required to be obtained from or made to any Governmental Authority having jurisdiction or authority over any of the parties to such transaction to permit the completion of such transaction, including those required under the Competition Act (Canada), the Investment Canada Act (Canada) and the Telecommunications Act (Canada).

(cccc)	“ROFO Notice” has the meaning given to it in Section 7.07(1).

(dddd)	“Sale Closing Date” means the date on which any sale of Shares permitted under this Agreement is to be completed in accordance with the relevant provision of this Agreement or as otherwise agreed between the parties.

(eeee)	“Satellite Communications Business” means the business of leasing, selling or otherwise furnishing fixed satellite service, broadcast satellite service (“BSS”) or audio and video broadcast direct to home service (“DTH”) using transponder capacity in the C-band, Ku-band and Ka-band (including in each case extended band) frequencies and the business of providing end-to-end data solutions on networks comprised of earth terminals, space segment, and where appropriate, networking hubs.

(ffff)	“Share” means any of the shares in the capital of the Company.

(gggg)	“Shareholder” means a Person who owns Shares.

(hhhh)	“Shareholder Nominee” means any of the PSP Nominees and the Loral Nominees.

(iiii)	“Skynet Asset Transfer Agreement” means an agreement dated •, 2007 pursuant to which Loral Skynet will transfer certain assets of Loral Skynet to the Company in exchange for Equity Shares, in the form attached as Schedule F.

(jjjj)	“Skynet Sale Agreement” means an agreement dated August 7, 2007 pursuant to which Loral Skynet will sell to Skynet Satellite Corporation for cash certain assets of Loral Skynet, in the form attached as Schedule J.

(kkkk)	“Special Shareholder Approval” means the approval of each of PSP and Loral, evidenced by a written instrument executed on behalf of each of PSP and Loral; provided that if Loral sells more than 75% of the Equity Shares owned by Loral and identified in Schedule B (or if the transactions contemplated in the Skynet Asset Transfer Agreement shall have been consummated, more than 75% of the Equity Shares issued to Loral pursuant to such Agreement), after adding thereto (i) any Equity Shares acquired by Loral pursuant to the Loral Alternative Subscription Agreement and (ii) any Equity Shares acquired by Loral at any time including upon exercise of pre-emptive rights pursuant to Section 6.01 and upon exercise of rights of first offer pursuant to Section 7.07, then from the date of the sale through which such aggregate percentage of Equity Shares is sold, the approval of Loral shall not be required; and further provided that if PSP sells more than 50% of the Equity Shares owned by PSP and identified in Schedule B, after adding thereto any Equity Shares acquired by PSP at any time including upon exercise of pre-emptive rights pursuant to Section 6.01 and upon exercise of rights of first offer pursuant to Section 7.07, then from the date of sale through which such aggregate percentage of Equity Shares is sold, the approval of PSP shall not be required.

(llll)	“Strategic Competitor”, with reference to the Company or Telesat, means a Person who is a provider of satellite communications services (which shall include, without limitation, direct to home services) where the sale of such services equals at least 10% of the total annual revenue of such Person and its Affiliates for the most recently completed fiscal year determined on a consolidated basis.

(mmmm)	“Subscription Date” has the meaning given to it in Section 6.01(2)(c).

(nnnn)	“Subscription Period” has the meaning given to it in Section 6.01(3).

(oooo)	“Subsidiary” means a subsidiary body corporate within the meaning of the CBCA but as if the term “control” as used in the CBCA for the purposes of the definition of “subsidiary body corporate” had the meaning given to “Control” in Section 1.01(aa) hereof. For the purposes of this Agreement, Loral shall not be considered to be a Subsidiary of MHR Fund.

(pppp)	“transfer”, when applied to Shares, has the meaning given to it in Section 7.01.

(qqqq)	“T-11N Contribution” has the meaning given to it in Section 4.1 of the Loral Alternative Subscription Agreement.

(rrrr)	“T-11N Valuation” has the meaning given to it in Section 1.1 of the Loral Alternative Subscription Agreement.

(ssss)	“Valuer” has the meaning given to it in Section 8.03(2)(a).

(tttt)	“Vendor’s Valuer” has the meaning given to it in Section 8.03(2)(b).

(uuuu)	“Voting Participating Preferred Shares” has the meaning given to it in Recital A.

(vvvv)	“Wholly-Owned Subsidiary” means a Subsidiary of another body corporate, all of the voting securities of which are owned by such other body corporate.

1.02	Headings and Table of Contents

The division of this Agreement into sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.

1.03	References

Unless otherwise specified, references in this Agreement to Sections and Schedules are to sections of, and schedules to, this Agreement.

1.04	Number and Gender; extended meanings

Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders. The term “including” shall be interpreted to mean “including without limitation”.

1.05	Time of Day

Unless otherwise specified, references to time of day or date mean the local time or date in the City of Toronto, Ontario.

1.06	Business Day

If under this Agreement any payment or calculation is to be made or any other action is to be taken, on or as of a day which is not a Business Day, that payment or calculation is to be made, and that other action is to be taken, as applicable, on or as of the next day that is a Business Day. Any extension of time will be included for the purposes of computation of interest.

1.07	Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario.

1.08	Conflict

If there is a conflict between the provisions of this Agreement and the Articles or By-laws, the provisions of this Agreement shall prevail to the extent permitted by the CBCA and other Applicable Law. If there is a conflict between any provision of this Agreement and any other document contemplated by or delivered under or in connection with this Agreement (except an instrument delivered under Section 10.08 or changes to the shareholding set out in Schedule B as a result of consummation of the transactions contemplated by the Skynet Asset Transfer Agreement or the Loral Alternative Subscription Agreement), the relevant provision of this Agreement shall prevail.

1.09	Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect

(a)	the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)	the legality, validity or enforceability of that provision in any other jurisdiction.

1.10	Time of Essence

For every provision of this Agreement, time is of the essence.

1.11	Statutory References

Unless otherwise provided herein, each reference to an enactment is deemed to be a reference to that enactment, and to the regulations made under that enactment, as amended or re-enacted from time to time.

1.12	Schedules

The following Schedules are attached to and form part of this Agreement:

Schedule A	-	Articles of Amendment of the Company
Schedule B	-	Shareholdings
Schedule C	-	By-laws of the Company
Schedule D	-	Consulting Services Agreement
Schedule E	-	Arbitration Procedures
Schedule F	-	Skynet Asset Transfer Agreement
Schedule G	-	PSP Parent Investment Policies
Schedule H	-	Acknowledgement of Transferees of Shares
Schedule I	-	Loral Alternative Subscription Agreement
Schedule J	-	Skynet Sale Agreement
Schedule K	-	Ancillary Agreement

1.13	Entire Agreement

This Agreement, and all documents contemplated by or delivered under or in connection with this Agreement, constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral, with respect to the subject matter thereof, including the letter agreement between Loral Space and PSP Parent dated December 14, 2006, and any memoranda or statements prepared by any of the parties or their respective counsel, including any document prepared for submission, or submitted, to BCE Inc., its advisors, or any other party, in connection with the acquisition by Interco of Telesat Canada, concerning the proposed terms and conditions of this Agreement.

1.14	GAAP

Unless otherwise specified, all financial statements to be prepared in respect of any accounting period are to be prepared in accordance with GAAP applied on a basis consistent with that of the prior accounting period.

1.15	Unanimous Shareholder Agreement

This Agreement is intended to be a unanimous shareholder agreement of the Company within the meaning of Section 146 of the CBCA. To the extent that this Agreement specifies that any matter may only be, or shall be, dealt with or approved by or requires action by a Shareholder or the Shareholders, the powers of the directors of the Company to manage the business and affairs of the Company with respect to those matters are correspondingly restricted.

ARTICLE 2 - REPRESENTATIONS, WARRANTIES AND COVENANTS

2.01	Shareholders

Each Shareholder severally represents and warrants to the other parties that:

(a)	except for the Third Party Investors, it has been duly incorporated and is validly subsisting as a corporation under the laws of its jurisdiction of incorporation;

(b)	it has the corporate power, or in the case of a Third Party Investor, he has the power, to own the Shares owned by it or him and to enter into and to perform its or his obligations under this Agreement;

(c)	it or he owns beneficially and of record the Shares set out opposite its or his name in Schedule B;

(d)	the Shares set out opposite its or his name in Schedule B are held by it or him free and clear of all Liens or adverse claims of any other Person and no Person, other than the parties pursuant to the provisions of this Agreement, has any agreement or any option or right capable of becoming an agreement for the acquisition of any such Shares;

(e)	this Agreement has been duly authorized, executed and delivered by it or him and constitutes a legal, valid and binding obligation enforceable against it or him in accordance with its terms subject, as to enforcement, to Applicable Law affecting the rights of creditors generally and to general principles of equity and the availability of equitable remedies which are in the discretion of the court;

(f)	the execution, delivery and performance of this Agreement will not violate any material provision of any indenture, agreement or other instrument to which it or he is a party or by which it or he is bound or conflict with, result in or constitute a material breach of, or constitute a material default under, any such indenture, agreement or other instrument or result in the creation or imposition of any Lien on any of its or his property or assets; and

(g)	in the case of each Third Party Investor, such Person qualifies as an Independent Director pursuant to Section 3.03 and is a “resident Canadian” within the meaning of the CBCA and a “Canadian” within the meaning of the regulations passed under the Telecommunications Act (Canada).

2.02	Telesat

(1) Shareholdings in Telesat. The Company represents and warrants to the other parties hereto that it owns, beneficially and of record, all the issued and outstanding shares in the capital of Interco. Interco represents and warrants to the other parties hereto that it owns, beneficially and of record, all of the issued and outstanding shares of Telesat. The Company and Interco each acknowledge that under Section 5.01(1)(c), any sale, lease, exchange, transfer, encumbrance or other disposition of such shares of Interco owned by the Company, or of Telesat owned by Interco, must be authorized by Special Shareholder Approval.

(2) Control Over Interco and Telesat. The Company shall cause Interco to take or cause to be taken all such actions as may reasonably be required to give effect to the intent of this Agreement. Interco shall cause Telesat to take or cause to be taken all such action as may be reasonably required to give effect to the intent of this Agreement.

(3) Unanimous Shareholder Declaration. Without limiting Section 2.02(2), immediately after the execution and delivery of this Agreement, the Company, in its capacity as sole shareholder of Interco, and Interco, in its capacity as sole shareholder of Telesat, shall each make a written declaration in accordance with subsection 146(2) of the CBCA in form and substance satisfactory to the Shareholders. Such written declarations shall (x) restrict the powers of the directors of Interco, or Telesat, as the case may be, to manage its business and affairs in the same manner as this Agreement restricts the powers of the Directors to manage the business and affairs of the Company, (y) provide that the directors and executive officers of Interco and Telesat shall be the same as the Directors and Executive Officers, and (z) apply to Interco and Telesat terms and conditions of substantially the same tenor and effect as those contained in Article 3 and Article 5 . The Company shall not amend waive, vary, rescind or terminate such written declaration, and the Company shall not permit Interco or Telesat to, and Interco and Telesat shall not, amend, waive, vary, rescind or terminate such written declaration, unless so authorized by Extraordinary Resolution.

2.03	Covenants of the Shareholders

(1) Voting. Each of the Shareholders agrees that (1) it will vote or cause to be voted all the Shares owned by it and otherwise act, and in all other respects use its reasonable best efforts and take all such steps as may be within its power, so as to comply with, and to cause its Controlled Affiliates and the Company to comply with, and act in a manner consistent with, the provisions of this Agreement and so as to implement this Agreement; and (2) if any Shareholder Nominee nominated by it refuses or fails to exercise his or her discretion in a manner consistent with this Agreement, notwithstanding anything to the contrary in this Agreement, such Shareholder shall take all necessary actions to remove such Shareholder Nominee as a Director and as a director of Interco and Telesat and the other Shareholders shall co–operate in such action.

(2) Subsidiaries.

(a)	Each party to this Agreement, except MHR Fund until it shall become, and only so long as it continues to be, a Shareholder (each, a “Parent”), covenants and agrees with each other party to this Agreement that it shall cause, directly or through its Affiliates, each of its Subsidiaries and Controlled Affiliates (whether now or hereafter existing) that may or at any time own Shares (each a “Subsidiary Shareholder”), to perform the Subsidiary Shareholder’s obligations under and otherwise act in accordance with this Agreement. A Parent shall be jointly and severally liable, as principal obligor and not as a guarantor, with any such Subsidiary Shareholder for the due performance by the Subsidiary Shareholder of its obligations under this Agreement. The obligation of each Parent hereunder is unconditional and any party hereto may obtain the enforcement of the obligations of such Parent without any requirement that such party first proceed against the Parent’s Subsidiary Shareholder; and each Parent hereby waives the benefit of any defences available to a guarantor or other surety in respect of such obligation.

(b)	Each Parent covenants and agrees with the other parties that:

(i)	it shall retain direct or indirect Control of any Subsidiary Shareholder so long as the Subsidiary Shareholder holds Shares; and

(ii)	it shall not agree to be or be the subject of or a party to any transaction whereby or as a consequence of which Equity Shares or voting interests therein would be or are acquired, directly or indirectly through a chain of ownership, by a Strategic Competitor of the Company or Telesat.

(c)	Without limiting Section 2.03(2)(b), neither the Board nor the Company shall recognize any direction, instruction or notice from any Person or group of Persons who acquires, directly or indirectly, Control of a Subsidiary Shareholder as a result of a transfer or acquisition of securities of such Subsidiary Shareholder or securities or other voting interests of any other Person resulting in a breach of this Section 2.03(2).

(d)	For greater certainty, nothing in this Section 2.03(2) shall prevent, restrict, impede or in any manner affect any transaction or series of related transactions through which Loral Space may be merged, combined or amalgamated with or into any other Person, or any securities or assets of Loral Space or any of its Affiliates (other than Loral, the Company or any of its Subsidiaries) may be sold to, transferred to or exchanged for securities or property of any other Person.

(e)	For the purposes of this Section 2.03(2), MHR Fund shall be deemed not to be a party to this Agreement and this Section 2.03(2) shall not apply to MHR Fund, nor shall it create any obligation on MHR Fund, until MHR Fund shall become, and only so long as it continues to be, a Shareholder.

2.04	Confidentiality.

(1) Defined Terms. For the purposes of this Section 2.04:

(a)	“Confidential Information” means all oral, written and/or tangible information, documentation, knowledge, data or know-how that is owned, acquired or controlled by, or relating to:

(i)	the Company, Interco or Telesat, or any of their Subsidiaries, or acquired or developed for the benefit of the Company, Interco, Telesat, or any of their Subsidiaries, or

(ii)	a Shareholder and disclosed to another Shareholder in connection with the business and affairs of the Company, Interco or Telesat or the exercise of any rights of a Shareholder under this Agreement,

(each of the Company, Interco, Telesat and such Shareholder, being an “Owner”), regardless of its form, that is confidential, proprietary and/or not generally available to the public, including information relating in whole or in part to present and future products, services, business plans and strategies, marketing ideas and concepts (including those with respect to unannounced products and services), unpatented inventions, software, present and future product plans, pricing, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information or technical and business information, supplier and customer lists, marketing information, product information, trade secrets and computer software, but excluding any information:

(A)	that is already known to the Recipient other than as a result of disclosure made to such Recipient related to the acquisition of a shareholding interest in the Company or the acquisition by Interco of Telesat;

(B)	that is or becomes part of the public domain by publication or otherwise without any breach of this Agreement;

(C)	that has been published or is otherwise in the public knowledge or is generally known to the public at the time of its disclosure to the Recipient or that is obtained after the date of this Agreement from another source without any breach of this Agreement; or

(D)	that was not obtained from another source and that can be demonstrated by the Recipient to have been known or available to or independently developed by the Recipient before disclosure to the Recipient.

For greater certainty, this Agreement and the unanimous shareholder declaration of Interco and Telesat referred to in Section 2.02(3) constitute Confidential Information.

(b)	“Recipient” of Confidential Information means any Person that is a party to or bound by this Agreement and that acquires, receives or otherwise becomes aware of Confidential Information.

(2) Prohibited Disclosure. From and after the date hereof, each Recipient shall, and shall cause its Affiliates and Associates to, keep confidential and not disclose to any Person any Confidential Information except as permitted under Section 2.04(3).

(3) Permitted Disclosure. A Recipient may disclose Confidential Information:

(i)	for the purpose of advancing the business or interests of the Company, Interco or Telesat including for the purposes of obtaining all approvals for the acquisition of Telesat by Interco;

(ii)	to those of its, or its Associates’ or Affiliates’, directors, employees, agents or advisors who either are bound by the duties of their employment or engagement to maintain the confidentiality of the Confidential Information or enter into a confidentiality agreement in a form reasonably acceptable to the Owner;

(iii)	to MHR Fund;

(iv)	as may be required of the Recipient under Applicable Laws, subject to use of reasonable best efforts to prevent or withhold, or minimize, disclosure pursuant to such Applicable Laws, and subject to providing the Company, to the extent not prohibited under Applicable Law, with prompt notice prior to the time of such disclosure in order to permit the Company to seek an appropriate protective order;

(v)	as may be necessary to describe the basis of the transaction for the acquisition of Telesat, the transaction size and the names of the parties involved, as part of the promotional materials of a Shareholder or MHR Fund;

(vi)	to any Person authorized by the applicable Owner to receive Confidential Information;

(vii)	to any Person to whom such disclosure is required in order for the Recipient to defend or prosecute successfully an action, claim or proceeding to which the Recipient is a party;

(viii)	to any Person to whom disclosure is required or requested to be made as contemplated by Section 2.04(6); and

(ix)	to any Person to whom a Shareholder wishes or has offered to sell all or part of such Shareholder’s Shares provided that such Person has executed and delivered to the Owner a confidentiality agreement in form and substance satisfactory to the Owner, acting reasonably, relating to Confidential Information that may be disclosed to such Person in the course of negotiations.

(4) Notwithstanding anything to the contrary contained in this Agreement, no press release or public statement that mentions PSP or Red Isle shall be made by any party to this Agreement without the prior consent of PSP, unless such mentioning is required by Applicable Law or the obligation of a party or its Affiliate pursuant to any listing agreement with or rules of any stock exchange or securities commission.

(5) Treatment of Confidential Information. Each Recipient shall use at least the same degree of care in maintaining the confidentiality of any Confidential Information in its possession or under its control as it uses in maintaining the confidentiality of its own confidential information of comparable nature and importance, but in no event with less care than is reasonable given the nature of the Confidential Information.

(6) Legal Compulsion. A Recipient (and its Affiliates and Associates) may disclose Confidential Information if so requested or required by any Governmental Authority of competent jurisdiction (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) and if at the time of such request or requirement the Recipient is reasonably satisfied (whether on the basis of express or implied undertakings or other reliable assurances, established administrative practice or requirements imposed by Applicable law) that the recipient of such Confidential Information will be required to maintain such Confidential Information in confidence.

(7) Remedies for Breach. Each party acknowledges that a breach or threatened breach of its obligations under this Section 2.04 to any Owner would result in irreparable harm to such Owner which could not be calculated or adequately compensated by recovery of damages alone. Each party therefore agrees that any Owner whose Confidential Information a Recipient discloses or threatens to disclose in breach of this Agreement shall be entitled to interim or permanent injunctive relief, specific performance and such other equitable remedies against such Recipient (or its Affiliates or Associates) to restrain or remedy such breach.

2.05	Covenants of the Company, Interco and Telesat

Each of the Company, Interco and Telesat, by the execution of this Agreement, hereby acknowledges that it has actual notice of the terms hereof and hereby covenants with each of the other parties that it will at all times prior to the termination of this Agreement be governed by this Agreement in conducting its business and affairs and shall do or cause to be done all such acts, matters and things as may from time to time be necessary or appropriate to the carrying out of the terms and intent hereof.

ARTICLE 3 - CORPORATE GOVERNANCE

3.01	Board of Directors: General.

(1) Authority and Independence. The Board shall have overall responsibility for managing and supervising the management of the business and affairs of the Company; and the power and authority of the Directors shall be subject only to such restrictions as are imposed by Applicable Law and by this Agreement. Except as expressly restricted herein, as far as possible, the power, authority and discretion of the Board shall be exercised independently and at Arm’s Length from the Shareholders as if it were a board of directors of a publicly held corporation, with a view to the best interests of the Company as a whole, notwithstanding the fact that certain of the Directors are Shareholder Nominees.

(2) Information and Access: Business Conflicts. In order to resolve as expeditiously as possible, and in a manner that will promote the best interests of the Company, any conflicts of business objectives or interests between the Company, Interco or Telesat and any Shareholder (a “Conflicted Shareholder”), the Board may retain, at the expense of the Company, Interco or Telesat, technical and other advisors to assist in such resolution, and the Chairperson of the Board or the Board as a whole shall have the right to consult with the Executive Officers concerning the matters giving rise to the conflict in the absence of any Shareholder Nominee that is an Interested Party of the Conflicted Shareholder and, if Loral or any of its Affiliates is the Conflicted Shareholder, any Loral Nominee. Any such conflict shall be resolved by the Board in the manner required by the CBCA and in accordance with Section 3.01(1).

3.02	Number and Election of Directors

(1) Composition and Term. The Board shall consist of not less than four and not more than ten Directors, with the number of Directors being initially set at ten Directors. If the number of Directors is reduced below ten, such reduction shall be made proportionately and as applicable at the relevant time between directors nominated by Loral and by PSP, and the number of Independent Directors, but there shall not be any reduction in the number of Directors except with the prior written consent of each of Loral and PSP. Each Director shall hold office until the next annual meeting of the Shareholders after his or her election.

(2) Identical Boards. The members of the board of directors of each of Interco and Telesat shall at all times be the same as the members of the Board. To accomplish this end, the resignation, removal or election of a Director of the Company shall be deemed to effect at the same time the resignation, removal or election, as the case may be, of the same director of Interco and Telesat, without further formality; however, as soon as practicable after any change in the composition of the Board, the Company with respect to Interco, and Interco with respect to Telesat, shall take or cause to be taken such steps as may be necessary to confirm, ratify and evidence such change in the board of directors of each of Interco and Telesat.

(3) Chairperson. The Board shall have a chairperson (“Chairperson”) who shall be elected annually by the affirmative vote of a majority of the Directors. The Chairperson may not be an employee or officer of either the Company, Interco or Telesat. The Chairperson shall be responsible for such matters as:

(a)	introducing proposals to the Board on matters that require Board approval;

(b)	setting the agenda for Board meetings;

(c)	convening and presiding at Board meetings;

(d)	presiding at meetings of Shareholders; and

(e)	circulating minutes for approval by the Directors.

The Chairperson shall not have a tie-breaking or casting vote and, except as may be conferred upon him or her by resolution of the Directors related to the execution of contracts approved by the Board, or in respect of the negotiation and execution of contracts within parameters set by the Board, or except as conferred by him or her in the By-laws, shall not have the authority to bind the Company.

(4) Compensation. No Shareholder Nominee shall receive compensation for his or her services as a Director.

(5) Election and Qualification of Directors.

(a)	Elections. All Directors shall be elected or confirmed in office at an annual general meeting or special meeting of Shareholders. Loral shall have the right to nominate and have elected three nominees to the Board (each, a “Loral Nominee”), and PSP shall have the right to nominate and have elected three nominees to the Board (each, a “PSP Nominee”). The remaining four Directors, which will include the two Third Party Investors, and the remaining four directors of Interco and Telesat, which will also include the two Third Party Investors, shall be Independent Directors. All Shareholders shall vote their Shares at meetings of the Shareholders and act in all other respects in connection with the corporate proceedings of the Company to ensure that the nominees of Loral and PSP are elected and maintained in office from time to time as Directors.

(b)	Residency. Unless otherwise permitted by Applicable Law, no more than 20% of the Directors and no more than 20% of the directors of Interco and Telesat may be individuals who are Non-Residents. Loral shall have the exclusive right to nominate the maximum number of Non-Residents as Loral Nominees unless it expressly waives such right, which it may do with respect to each or both of such Loral Nominees, in whole or in part.

(6) Committees of Directors. The Board may appoint from among its members and maintain an audit committee, pension committee and compensation committee and, subject to the following sentence, such other committees as the Board may approve from time to time and shall delegate to each such committee appropriate powers within its terms of reference to the extent permitted by this Agreement and by Applicable Law. The Board shall not appoint an executive committee, it being the intention of the Shareholders and the Company that such matters as would be customarily delegated to an executive committee shall be the responsibility of the full Board. Each such committee shall have three members and shall be chaired either by the Chairperson of the Company or by an Independent Director. The members of each committee shall be one of the four Independent Directors, one Loral Nominee and one PSP Nominee. No business shall be conducted, or shall continue, at any meeting of any committee unless a majority of the members present, and continuing to be present, are individual Canadians (within the meaning of section 2 of the Canadian Telecommunications Common Carrier Ownership and Control Regulations promulgated pursuant to the Telecommunications Act (Canada) who are not persons who are or have been Interested Parties in relation to any Shareholder who is a Non-Resident.

(7) Vacancies of Shareholder Nominees. If any vacancy on the Board occurs from the retirement, resignation, death or removal of a Loral Nominee, a PSP Nominee or an Independent Director, as the case may be, a replacement for such Loral Nominee or PSP Nominee may be nominated by Loral or PSP, respectively, or the Nominating Committee shall nominate a replacement Independent Director. Upon the occurrence of such a vacancy, the Directors shall call a special meeting of Shareholders, or each Shareholder shall sign a unanimous shareholders resolution, and each Shareholder agrees to exercise its voting rights at any such meeting, or sign any such unanimous shareholders resolution, in such manner as may be required to elect a replacement for the Loral Nominee, PSP Nominee or Independent Director in the manner aforesaid. The newly elected Loral Nominee, PSP Nominee or Independent Director shall serve the balance of the term of his or her predecessor.

(8) Removal of Shareholder Nominees.

(a)	Loral may requisition a meeting of Shareholders, or the execution of a unanimous shareholders resolution, to remove any Loral Nominee from the Board. PSP may requisition a meeting of Shareholders, or the execution of a unanimous shareholders resolution, to remove any PSP Nominee from the Board.

(b)	No Loral Nominee may be removed from the Board unless such removal is first approved at a meeting of Shareholders at which Loral votes in favour, or unless Loral signs a unanimous shareholders resolution in favour of such removal, and no PSP Nominee may be removed unless such removal is first approved at a meeting of Shareholders at which PSP votes in favour or unless PSP signs a unanimous shareholder resolution in favour of such removal.

3.03	Independent Directors.

(1) Qualifications. “Independent Director” means any Director who is not a Shareholder Nominee, who has been designated as a candidate for the office of Independent

Director in accordance with this Section 3.03(3), who is qualified to act as a director under Applicable Law, and who at the time of his or her nomination:

(a)	is an individual in good standing in the business community with experience as a company director;

(b)	is not, and has not been within the last three years prior to being nominated, employed (other than as a Director or a director or officer of Telesat or as a Third Party Investor) by an Interested Party;

(c)	is not an Interested Party, provided that in applying the term “Interested Party” solely in and for the purposes of this Section, but not in or for the purposes of any other Section, or cross reference to this Section, in this Agreement, MHR Fund shall be deemed to be a Shareholder; and

(d)	has no other relationship (other than as a Director or as a director of Interco or Telesat) or characteristics that could reasonably be expected to compromise his or her independence in fact from all Interested Parties.

Notwithstanding the foregoing, no action by a Director designated as an Independent Director shall be invalid by reason only that such Director did not meet the foregoing qualifications at the time such action was taken.

(2) Organizational Meeting. As soon as practicable following the Closing, the Shareholders will convene a special Shareholders’ meeting to elect the Directors.

(3) Independent Directors: Nominations and Challenges. Not later than 60 days before each meeting of Shareholders at which Independent Directors are to be elected, either of PSP or Loral may request the formation of a nominating committee to propose nominees for the Independent Directors to be elected at such meeting. Such nominating committee, once proposed, shall meet within 10 days of the date of proposal by either PSP or Loral. The members of such nominating committee shall be one director who is a Loral Nominee (designated by Loral), one director who is a PSP Nominee (designated by PSP) and in the case of the first nominating committee, TPI #1, after TPI #1 has been selected by PSP, and thereafter one Independent Director selected by the Independent Directors then in office. The nominating committee as so selected (the “Nominating Committee”) shall meet and shall select, by majority vote, within 10 days of its first meeting, a slate of nominees of Independent Directors to be elected at the next meeting of Shareholders at which Directors are to be elected. Once a Nominating Committee is formed, each member of the Nominating Committee shall take part in, and shall vote on, the selection of each nominee for the position of Independent Director. The Nominating Committee shall report to each of PSP and Loral as to its proposed nominees, providing such information in reasonable detail as to the identity and background of each individual as will enable PSP and Loral to determine whether such individual meets the qualifications referred to in Section 3.03(1). During the 10 days following the date on which such notification is received, either PSP or Loral shall have the right and opportunity to interview each proposed nominee, to examine his or her credentials and to challenge, acting reasonably and in good faith, the proposed nomination on the basis that the proposed nominee does not meet all the qualifications referred to in Section 3.03(1). Upon such challenge being made in a timely manner, reasonably and in good faith, the proposed nomination shall be withdrawn and the Nominating Committee shall propose a new nominee. Any such challenge shall be presumed to be made reasonably and in good faith, but such presumption may be rebutted by satisfactory evidence to the contrary accepted as such, if required, by an Arbitrator in accordance with Article 9 or by a court of competent jurisdiction.

(4) Voting for Independent Directors. Subject to the right to challenge a nominee as set forth in Section 3.03(3), all Shareholders owning Shares which may be voted for the election of Directors shall vote all such Shares to elect as Independent Directors the nominees selected by the Nominating Committee.

(5) Removal of Independent Directors. Except as provided in Section 3.03(3), no Independent Director may be removed from office except by Extraordinary Resolution. An Independent Director who fails at any time to meet the requirements of independence set forth in Section 3.03(1) shall forthwith resign from the Board and the board of directors of Interco and Telesat and, if he or she fails to do so, the Shareholders shall cooperate with each other in convening as soon as practicable a meeting of the Nominating Committee to select a new nominee, and a Shareholder meeting to effect, and at such meeting shall vote to effect, the removal of such Director and the election of a new Independent Director.

3.04	Meetings of Directors

(1) General. The Board shall hold regular meetings no less frequently than once each quarter. The Shareholders and the Corporation shall endeavour to ensure that a majority of the meetings of the Board in each calendar year shall be held in Canada. Any Director may requisition a directors’ meeting in the manner provided in the By-laws of the Company. At each meeting of the Board, the Executive Officers shall report to the Board as directed by the Board from time to time.

(2) Quorum. In addition to any requirements under Applicable Law, a quorum for meetings of the Board shall be six of the Directors then in office (reduced in proportion to any reduction in the number of directors made pursuant to Section 3.02(1)), including one PSP Nominee and one Loral Nominee. No business shall be conducted, or shall continue, at any meeting of the Board if and when a quorum ceases to exist or unless a majority of the members present and continuing to be present are individual Canadians (within the meaning of Section 2 of the Canadian Telecommunications Common Carrier Ownership and Control Regulations promulgated pursuant to the Telecommunications Act (Canada)) who are not persons who are or have been Interested Parties in relation to, or nominees of, any Shareholder who is a Non-Resident. Notwithstanding the foregoing, if more than three (reduced in proportion to any reduction in the number of directors made pursuant to Section 3.02(1))of the Directors then in office are Interested Directors (as defined in Section 3.04(4)) in respect of a matter to come before the meeting, a quorum shall exist and shall be deemed to continue to exist during consideration of that matter so long as (a) a majority of the Directors who are not Interested Directors with respect to such matter is present at the meeting and at least two of the Directors present are Independent Directors and (b) if some or all of the Directors who are Interested Directors are not nominees of Non-Residents, a majority of the Directors present must be

Canadians (within the meaning of Section 2 of the Canadian Telecommunications Common Carrier Ownership and Control Regulations promulgated pursuant to the Telecommunications Act (Canada)) who are not nominees of Non-Residents (and in order to constitute such quorum for consideration of the interested matter only, it shall be permissible for some or all of the Directors who are nominees of Non-Residents to absent themselves from that portion of the meeting at which the interested matter is being considered pursuant to Section 3.04(4)). If a quorum of directors is not present at a meeting of directors duly called because of the absence at such meeting of any Loral Nominee or any PSP Nominee, a quorum of directors at the next duly called meeting of directors shall not require the presence of a nominee of the Shareholder whose nominees prevented the formation of a quorum of directors at the last duly called meeting.

(3) Vote. Any matter put before the Directors shall be decided by the affirmative vote of a majority of the Directors present at the meeting who are not Interested Directors in respect of that matter, or a resolution signed by all of the directors.

(4) Interested Matters. In addition to any requirements under Applicable Law, at any meeting at which the Board considers any matter involving a material agreement or transaction or proposed material agreement or transaction with the Company, Interco or Telesat to which a Shareholder (an “Interested Shareholder”) or any of its Affiliates or Associates is a party, or the transfer or redemption of any Fixed Rate Preferred Shares, (in each case an “Interested Matter”), then any Shareholder Nominee who is an Interested Party of the Interested Shareholder (collectively, the “Interested Directors”), shall be required by the Chairperson to leave the meeting (after having an opportunity to make a presentation to the Board regarding the Interested Matter) while such Interested Matter is being considered, unless such requirement is waived by a majority vote of the Directors who are not Interested Directors, and shall abstain from voting thereon. For greater certainty, (x) a matter referred to in Section 3.05(1)(e) or Section 3.05(1)(l) shall be considered an Interested Matter in respect of each Loral Nominee and (y) a matter referred to in Section 3.05(1)(k) shall be considered an Interested Matter in respect of each PSP Nominee.

3.05	Board Vote Required

(1) The following matters must be brought to a vote of the Board and decisions thereon may not be delegated by the Board to a committee thereof or to officers or employees of the Company:

(a)	amendments to the Business Plan, including each update as provided in Section 4.02;

(b)	approval of the Annual Budget and Capital Budget;

(c)	entering into any Material Agreement;

(d)	entering into any agreement with a Shareholder or with an Affiliate or Associate of a Shareholder involving payments in excess of $100,000 in the aggregate over its term, or any material variation in or amendment to any existing agreement between the Company, Interco or Telesat and a Shareholder or an Affiliate or Associate of a Shareholder,

(e)	amending, waiving or terminating in whole or in part the Consulting Services Agreement;

(f)	initiating, settling or compromising any claim, suit, action or proceeding which is material to the Company, Interco or Telesat;

(g)	any amendments to scope of authority of the CEO as set out in Section 3.07(2)(b);

(h)	entering into any hedge, swap or other derivatives transaction, including interest rate swaps, forward rate transactions, commodity swaps, commodity options, interest rate options, forward foreign exchange transactions and currency options (collectively, “Derivatives”), except for Derivatives entered into for the sole purpose of hedging the Company’s, Interco’s or Telesat’s actual exposure to risks of fluctuations in interest rates or foreign exchange rates in respect of obligations of the Company, Interco or Telesat existing at the time such Derivatives are entered into;

(i)	encumbering, disposing of or transferring by the Company, Interco or Telesat of any assets that constitute Intellectual Property;

(j)	subject to Section 3.07, the election, appointment or removal of any Executive Officers of the Company and the establishment of and any change in their compensation;

(k)	purchasing for cancellation or exercising any optional redemption feature on any Fixed Rate Preferred Shares or authorizing the transfer by PSP of any Fixed Rate Preferred Shares on the basis that such transfer will not cause material adverse tax consequences to the Company;

(l)	making any determination or exercising any discretion on behalf of the Company or any of its Subsidiaries pursuant to the Skynet Asset Transfer Agreement, the Loral Alternative Subscription Agreement or the Skynet Sale Agreement; and

(m)	any other matters which by the terms of this Agreement or under the CBCA are reserved to the Board and may not be delegated;

3.06	Skynet

The execution and delivery by the Company of the Skynet Asset Transfer Agreement, the Skynet Sale Agreement and the Loral Alternative Subscription Agreement and all documents required for the consummation of the transactions contemplated therein, the redemption of the Redeemable Common Shares and Redeemable Non-Voting Participating Preferred Shares, if any, held by Loral at the time of the closing of the Skynet Asset Transfer Agreement, and the issuance to Loral of Common Shares or Non-Voting Participating Preference Shares, on terms consistent with the Skynet Asset Transfer Agreement and the Loral Alternative Subscription Agreement, is hereby approved by the parties hereto and is not subject to the provisions of Section 3.04(4) or Section 3.05 (other than as specifically referred to in Section 3.05(1)(l)).

3.07	Officers.

(1) Executive Officers. Each of the Company, Interco and Telesat shall have a CEO, a Chief Financial Officer, a Chief Operating Officer and such other Executive Officers as are provided in the By-laws and the by-laws of Interco or Telesat, as the case may be. The officers of the Company shall be the same persons, and shall have the same designations, as in each of Interco and Telesat. There shall be no change in the titles or duties of the Executive Officers and no appointment of persons with similar powers or authorities except by amendment to the By-laws and the by-laws of Interco or Telesat. At the first meeting of the Board after the occurrence of any vacancy in the office of any Executive Officer, the Board shall appoint executive officers to fill such vacancies.

(2) CEO.

(a)	Identity. The same individual shall be the CEO for each of the Company, Interco and Telesat. To accomplish this end, the Shareholders agree that the resignation, removal or election of the CEO of the Company shall be deemed to effect at the same time the resignation, removal or election, as the case may be, of the CEO of Interco and Telesat without further formality; however, as soon as practicable after any change in the CEO of the Company, the Company shall cause the board of directors of Interco, and Interco shall cause the board of directors of Telesat, to take, or cause to be taken, such steps as may be necessary to confirm, ratify and evidence the change in the CEO of Interco and Telesat.

(b)	Authority. The CEO shall have the day-to-day responsibility for managing the business and operations of the Company within the discretion of the CEO as restricted by the scope of the Business Plan. In addition, the CEO shall have the powers and duties set forth in the By-laws and the power and authority normally incident to the office of CEO, including the following authorities and accountabilities:

(i)	accountability to the Board to achieve the milestones, requirements and objectives as set forth in the Business Plan, Annual Budget and Capital Budget or otherwise;

(ii)	day-to-day administration of the Company;

(iii)	representing the Company in dealings with the Shareholders, their Affiliates and third parties;

(iv)	preparing and proposing to the Board updates and amendments to the Business Plan, Annual Budget and Capital Budget including the annual update referred to in Section 4.02; and

(v)	managing the human resources of Telesat in a manner consistent with the Business Plan, including the appointment and removal of managers other than the Executive Officers.

(c)	Change in Authority. No change shall be made in the scope of the authority of the CEO unless approved in writing by each of PSP and Loral.

(3) Term and Appointment of Other Executive Officers. The Board shall have the sole and absolute authority to elect, appoint, hire, remove or dismiss any Executive Officer of the Company. At the first meeting of the Board or after the occurrence of any vacancy among Executive Officers, the Board shall appoint each Executive Officer for which a vacancy then exists.

3.08	Board Observer Rights

For so long as any PSP Nominee or any Loral Nominee, as the case may be, is a Director on the Board, each of the Company, Interco and Telesat shall permit each of PSP or Loral, as the case may be, to designate a person (any such person, an “Observer”) to attend meetings of the Board as an observer, and each such Observer shall be entitled to receive all materials relevant to such meeting as provided to the Directors; provided that each of PSP and Loral may designate a different person to be its Observer from time to time as it wishes; provided, further, that the Shareholder who designates such Observer undertakes that such Observer shall keep all information received or observed in his or her capacity as an Observer confidential to the same extent as such Observer would be obligated to do as a Director; provided, further, that the Company reserves the right to exclude any such Observer from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve attorney-client privilege, or if the Company, acting through its Board of Directors, believes that access to any such material or meeting, or portion thereof, is inappropriate under the circumstances.

ARTICLE 4 - SCOPE AND OBJECTIVES; BUSINESS PLAN

4.01	Initial Business Plan; Budgets

(1) Initial Business Plan. Each party acknowledges that it has received a certified copy of the Business Plan initially prepared by management of Telesat, with the assistance of management of Loral in relation to the assumed consummation of the transactions contemplated by the Skynet Asset Transfer Agreement and the Skynet Sale Agreement with effect from September 1, 2007 (the “Initial Business Plan”), and the Initial Business Plan is hereby approved by the parties hereto. The Initial Business Plan shall take effect on the date of this Agreement and for greater certainty shall not require the approval of the Board. The Initial Business Plan sets forth the objectives of Telesat for the period ending on December 31, 2012.

(2) Scope and Contents of Business Plans

(a)	It is the parties’ intention that the Business Plan and any amendments thereto shall be prepared and updated with a view to furthering their objectives of maximizing the financial performance of the Company, Interco and Telesat.

(b)

The Business Plan, as amended and updated from time to time in accordance with Section 4.02, shall set out the strategic goals of the Company to be met during the period ending on December 31, 2012, in the case of the Initial Business Plan, and commencing on the date of each annual update under Section 4.02, in the case of annual amendments to the Initial Business Plan (each such five year period under the Business Plan, a “Plan Period”) as well as the general operational and marketing approaches toward meeting those goals. It shall set forth the overall service development, market scope, quality standards and commercial policies and practices of the Company, Interco and Telesat for the Plan Period, but shall be drafted with express recognition that the specifics of implementing the strategic goals within the broad guidelines set forth therein are within the province of management discretion. The Business Plan shall incorporate a model that provides a projection for the current year, and projections for the next five years, of the income statement, balance sheet and statement of cash flows, presented on a quarterly basis for the first two years of each such Plan Period and on an annual basis for the next three years of the Plan Period. The statement of cash flows shall include a line item for capital expenditures over $2 million, with a schedule of supporting detail. The level of detail for each subsequent Plan Period shall be consistent with the detail in the Initial Business Plan. In the case of any inconsistency between this Agreement and the Business Plan, this Agreement, insofar as it is applicable, shall govern.

(3) Budgets

No later than 60 days before the end of each fiscal year, the CEO shall prepare or cause to be prepared and shall present to the Board for approval, a budget for the next fiscal year (each, an “Annual Budget”). Each Annual Budget shall consist of an income statement, balance sheet and statement of cash flows in detail at least equivalent to those contained in the Initial Business Plan, together with supporting schedules as would reasonably accompany an annual budget. The statement of cash flows shall include a line item for capital expenditures over $2 million, with a schedule of supporting detail. The Annual Budget shall be presented on a monthly basis showing the actual results for the previous year and the budget year budgeted forecasts.

4.02	Updates to Business Plan

The Business Plan shall be reviewed and updated by management in the event that the transactions contemplated by the Skynet Asset Transfer Agreement and the Skynet Sale Agreement do not occur by October 31, 2007 and/or in the event that the transactions contemplated by the Loral Alternative Subscription Agreement are consummated. The Business Plan shall also be reviewed and updated by management of the Company each year, and presented to the Board by the CEO, no later than 30 days before the end of each fiscal year (the “Business Plan Update Date”). This Business Plan update shall reflect the actual results for the previous year as well as the budget for the subsequent year. In addition, management will review, and if necessary, update, the Business Plan for presentation by the CEO to the Board no later than seven months after the close of each fiscal year. The Business Plan shall also be reviewed and updated by management of the Company and presented by the CEO to the Board no later than 60 days after there shall have occurred a material change to the business of the Company. Upon presentation of any draft revised Business Plan by the CEO, the Board shall review such plan and shall ratify or amend plan information so that the Business Plan in effect at any time during the term of this Agreement will constitute a rolling five-year business plan for the Company. If the Board is unable to agree by any Business Plan Update Date on the Business Plan for the next fiscal year, then the Business Plan then in effect shall be controlling. The Board may review and amend the Business Plan at any time during the fiscal year upon the recommendation of the CEO.

4.03	Purchases from Loral

Subject to approval by the Board under Section 3.05(1)(d) in accordance with Section 3.04(4), the Company, Interco or Telesat may purchase any equipment, products and services from Loral Space and its Affiliates on commercially reasonable terms. The Company, Interco and Telesat shall provide to Loral and its Affiliates a first right to accept an offer to procure equipment, products or services that is issued by Telesat to more than one bidder or to negotiate, including in the case of a sole source procurement, for the purchase of equipment, products and services in those areas in which Loral and its Affiliates regularly carry on business, subject to the approval of the Board under Section 3.05(1)(d) in accordance with Section 3.04(4) with regard to any contract that results from such first rights of acceptance or negotiation. Such first right of acceptance or negotiation shall not constitute an obligation on the part of the Company or Telesat to deal exclusively with, or purchase from, Loral and its Affiliates.

4.04	Loral Non-Competition Covenant

(1) Covenant. Loral Space agrees, for the benefit of the Company and its Subsidiaries, including Interco and Telesat, that, after the completion of the transactions contemplated by the Skynet Asset Transfer Agreement and the Loral Sale Agreement, and thereafter for so long as Loral (or any Person who is a Permitted Transferee of Loral within the meaning of clause (a) of the definition of Permitted Transferee) owns any Shares, it shall not, directly or indirectly, through any Subsidiary (other than the Company and its Subsidiaries, including Interco and Telesat), engage in, manage, consult with, or invest in securities of any Person having participation rights in excess of 2% of the profits of, a Satellite Communications Business. In addition, until completion of the transactions contemplated by the Skynet Asset Transfer Agreement and the Skynet Sale Agreement, up to but not after the Alternative Subscription Date as defined in the Loral Alternative Subscription Agreement, Loral Space and its Subsidiaries shall hold any rights or interests in any Satellite Communication Business which any of them acquires after the date hereof for the benefit of Loral Skynet and to transfer such rights and interests to the Company, in conjunction with the closing of the transactions contemplated by the Skynet Asset Transfer Agreement and the Skynet Sale Agreement.

(2) Exceptions. The restrictions set out in Section 4.04(1) shall not apply to restrict Loral from (i) owning equity interests in Globalstar, Inc., Enlaces Integra, S.A. de C.V. and Xtar LLC; (ii) owning its current equity interest in Satellites Mexicanos, S.A. de C.V. and acquiring any additional equity interest therein pursuant to the exercise of rights (including rights of first offer, rights of first refusal and pre-emptive rights) under existing documents (including charter, by-laws and other organizational documents) related thereto (iii) engaging in, managing, consulting with or investing in Satellite Communications Businesses that utilize the X-band frequency or that provide service to the government of the United States to the extent the Company and its Subsidiaries are unable, whether by operation of law or otherwise, to provide such service; or (iv) owning interests in Satellite Communications Businesses, or acquiring rights to satellite transponders, acquired by Space Systems/Loral, Inc. (“SS/L”) in connection with or related to awards of satellite construction contracts from its customers, provided, that, at the Company’s option, the Company may acquire such interests from SS/L at their fair market value, (v) owning interests in any opportunity which the Board has rejected as an opportunity of the Company or Telesat, or which the Board has approved, but subsequently rejected, or which the Company was unable to pursue due to the failure of PSP to provide funding therefor upon exercise of pre-emptive rights or (vi) owning, acquiring, engaging in, managing, consulting with, or investing in such businesses or Persons as shall be approved by the Board in accordance with Section 3.04(4).

4.05	Non-Solicitation Covenant

(1) Each of Loral and Loral Space shall not, and shall cause its directors, officers, employees (in their capacity as such) and Subsidiaries not to, directly or indirectly, while Loral (or any Person who is a Permitted Transferee of Loral within the meaning of clause (a) of the definition of Permitted Transferee) is a Shareholder and for a period of one year thereafter, cause, solicit, induce or encourage any employee who is a member of senior management of the Company and any of its Subsidiaries, including Interco and Telesat, to leave such employment or hire, employ or otherwise engage any such individual, provided that the foregoing shall not prohibit any general solicitation of employees that is not targeted at such persons.

(a)	Each of PSP and MHR Fund shall not, and shall cause its directors, officers, employees (in their capacity as such) and Subsidiaries not to, directly or indirectly in the case of PSP, while PSP (or any Person who is a Permitted Transferee of PSP within the meaning of clause (a) of the definition of Permitted Transferee) is a Shareholder, and in the case of MHR Fund while it owns, directly or indirectly, shares of Loral Space or is a Shareholder, and in each case for a period of one year thereafter, cause, solicit, induce or encourage any employee who is a member of senior management of the Company and any of its Subsidiaries, including Interco and Telesat, to leave such employment or hire, employ or otherwise engage any such individual, provided that the foregoing shall not (i) apply to Persons in which either PSP or MHR Fund have made investments, or (ii) prohibit any general solicitation of employees that is not targeted at such persons.

4.06	Enforcement of Restrictive Covenants

(1) The covenants and undertakings contained in Sections 4.04 or 4.05 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of Sections 4.04 or 4.05 will cause irreparable injury to the Company, Interco or Telesat, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of Sections 4.04 or 4.05 will be inadequate. Therefore, the Company, Interco or Telesat will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of Sections 4.04 or 4.05 without the necessity of proving actual damage or posting any bond whatsoever. The rights and remedies provided by this Section 4.06 are cumulative and in addition to any other rights and remedies which the Company, Interco or Telesat may have hereunder or at law or in equity.

ARTICLE 5 – SHAREHOLDER MATTERS

5.01	Restrictions on Management and the Board, Matters Requiring Shareholder Approval

(1) None of the following actions shall be taken by the Company, or by the Company to authorize any such action to be taken by Interco, or by Interco to authorize any such action to be taken by Telesat, unless, in addition to any shareholder approval required as a mandatory provision of the CBCA, such action is authorized by Special Shareholder Approval:

(a)	any change in the Articles or By-laws or the articles or by-laws of Interco or Telesat;

(b)	the taking of any steps to wind up, dissolve, reorganize or terminate the corporate existence of the Company, Interco or Telesat or the taking of any steps in respect of Insolvency Proceedings by or against the Company, Interco or Telesat;

(c)	the sale, lease, exchange, encumbrance, transfer or other disposition of all or substantially all of the assets of the Company, Interco or Telesat, including the granting of an option for any such transaction (other than pursuant to the exercise of a permitted drag along right pursuant to Article 7 ) or the issuance, sale, lease, exchange, encumbrance, transfer or other disposition of any shares of the Company’s Subsidiaries, including Interco or Telesat; or

(d)	the taking of any steps to amalgamate or merge the Company, Interco or Telesat with another Person (other than the amalgamation of 4363230 Canada Inc. and Telesat) or to consolidate, recapitalize or reorganize the Company, Interco or Telesat (other than pursuant to the exercise of a permitted drag along right pursuant to Article 7 ), or to continue the Company, Interco or Telesat under the laws of another jurisdiction.

(2) None of the following actions shall be taken by the Company, or by the Company to authorize any such action to be taken by Interco, or by Interco to authorize any such action to be taken by Telesat, unless, in addition to any shareholder approval required as a mandatory provision of the CBCA, such action is authorized by a Loral Approval:

(a)	any change in the authorized or issued shares in the capital of the Company, Interco or Telesat, the entering into of any agreement, or the making of any offer or the granting of any right capable of becoming an agreement, to issue any shares in the capital of the Company, Interco or Telesat (other than in circumstances where the Board determines that such change in share capital, entering into of such Agreement or making of such offer or granting of such right is necessary as a result of financial distress of the Company, Interco or Telesat, or to provide for management equity incentive programs of the Company, Interco or Telesat which in the aggregate do not exceed 5% of Equity Shares of the Company from time to time), or a decision to conduct or prepare for an initial public offering of securities of the Company or Telesat either (i) within the first four years from the date of this Agreement or (ii) other than as a result of either PSP or Loral exercising its right to compel the Company to complete an initial public offering pursuant to Section 6.02;

(b)	the entering into of any agreement or series of related agreements that is not in the ordinary course of business of the Company, Interco or Telesat, consistent with past practices, including the entering into of any agreement or series of related agreements, or the adoption of any business strategy or the change in the Business Plan, that, if implemented and aggregated with all other actions taken by the Board during the relevant Plan Period, could reasonably be expected to change the projected revenues, expenses, capital expenditures or cash flows of the Company, Interco or Telesat, as set out in the most recently approved Business Plan, by more than 10% during the then current Plan Period;

(c)	the sale, lease, exchange, transfer or other distribution, or contribution to any Person through a single agreement or transaction or series of related agreements or transactions, of any satellite or part interest therein, where the proceeds from such agreement or transaction, or series of related agreements or transactions, would be greater than $50,000,000 in cash or the fair value of any property received (determined on a net present value basis in respect of any deferred proceeds);

(d)	the purchase of any assets or the making of any other capital expenditures pursuant to any contract or series of related contracts at a cost in excess of $100,000,000; provided that (i) for so long as Space Systems/Loral, Inc. or its successors (“SS/L”) is an Affiliate of Loral, Loral Approval shall not be required in respect of the approval of any contract (a “Subject Satellite Contract”) to purchase a satellite of the type then manufactured by SS/L, unless such decision regarding the award of a Subject Satellite Contract involves the choice between or among satellite manufacturers (none of which is SS/L), but only so long as Loral does not exercise such approval right to veto the award of a contract to all of the manufacturers then under consideration, and (ii) Loral Approval shall not be required in respect of the purchase of a satellite to be used primarily to provide services in, or to customers in, Canada if at the time that the decision is being made to purchase such satellite Telesat shall be within 10% of planned revenues, expenses, capital expenditures and cash flow as set out in the most recently approved Business Plan; it being understood and agreed that the general decision to approve capital expenditures in excess of $100,000,000 for a new satellite other than as provided in (ii) (including whether Indebtedness, if in excess of $100,000,000, shall be incurred in connection with such capital expenditure (a “Cap Ex Indebtedness Decision”), shall require Loral Approval, and if Loral exercises its rights to veto any contract or series of related contracts pursuant to this Section 5.01(2)(d), PSP shall have the right to approve in writing any contract or series of related contracts in replacement thereof made with Loral or any Affiliate of Loral, and no such contract or series of related contracts shall be entered into unless such written approval has been received);

(e)	the making of, directly or indirectly, loans or advances to, or the giving of security for, or the guaranteeing of the Indebtedness of, or otherwise giving financial assistance to, any Person ;

(f)	increases in the compensation to be paid to the senior management of the Company, Interco and Telesat (for such purposes, being the 10 most highly compensated officers and employees of the Company, Interco or Telesat, in the aggregate) by more than 5% from the compensation paid to such senior management in the aggregate in the immediately preceding year, or the establishment of any incentive compensation plan (other than management equity incentive programs which in the aggregate do not exceed 5% of the outstanding Equity Shares of the Company from time to time) for employees;

(g)	the incurring of Indebtedness or the giving of any Lien to any Person in respect of obligations in excess of $100,000,000 or the amendment or modification of material terms of any such Indebtedness, or the granting of a Lien over any material assets of the Company, Interco or Telesat (other than (i) Indebtedness or Liens required to fund the acquisition of Telesat or the consummation of the transactions contemplated by the Skynet Sale Agreement and related revolving credit facilities and (ii) Indebtedness (“Satellite Indebtedness”) to be incurred for the purpose of funding the acquisition of a new satellite procured pursuant to a Subject Satellite Contract, provided that Loral Approval shall be required to approve a Cap Ex Indebtedness Decision or to approve any Satellite Indebtedness in excess of $100,000,000 so long as the decision to incur such Satellite Indebtedness is made following the award and execution of a Subject Satellite Contract); or

(h)	the declaration or payment of any dividend, the redemption, purchase or other acquisition of any Shares by the Company or of any shares in the capital of Interco or Telesat (except for redemptions of Shares required to be made by the Articles) or the repayment of any Indebtedness to any Shareholder or the Affiliate or Associate of any Shareholder; or

(i)	any amendment, waiver or termination of the Consulting Services Agreement.

5.02	Termination of Rights

(1) The provision of Section 5.01(2) shall cease to apply upon a Loral Change of Control.

(2) The provisions of Section 5.01(2) shall not apply in respect of any matter where the Company is proposing to make an investment in any business in which Loral or an Affiliate of Loral is also considering making an investment.

(3) If a Loral Default shall occur, and as a result thereof and immediately thereafter, Loral shall own less than 45% of the Equity Shares, Section 5.01(2), and the drag-along rights of Loral and any other Selling Loral Shareholder contained in Section 7.08(2), shall cease to apply.

5.03	PSP Investment Policy

For so long as PSP owns any Shares, any change in the business of the Company, Interco or Telesat that would be in breach of the Investment Policies of PSP (as set forth in Schedule G hereto) shall require the written approval of PSP. PSP acknowledges that the operation of satellites and the provision of satellite services to customers in the ordinary course of business of Telesat does not breach the Investment Policies of PSP. The Company, Interco and Telesat each agree to take into account PSP’s social and environmental responsibility policies in making any changes to the business of the Company, Interco or Telesat.

5.04	Meetings of Shareholders

(1) Quorum. The quorum for the transaction of business at any meeting of the Shareholders shall be two Persons present in person or by proxy holding at least 51% of the Shares entitled to vote on each matter to be voted upon at the meeting and held by Persons who are not Non-Residents. No meeting of the Shareholders shall continue with the transaction of business if and when a quorum ceases to exist.

(2) Votes. Except as otherwise provided in this Agreement or in the CBCA, all matters before the Shareholders shall be decided by a majority of the votes cast on the matter. The chairman of a meeting of the Shareholders shall not have a second or casting vote.

(3) Any Shareholder holding more than 5% of the votes that may be cast at a meeting of shareholders shall have the right to call a meeting of the Shareholders in accordance with the procedures set out in the By-laws of the Company.

ARTICLE 6 – FINANCE AND RELATED MATTERS

6.01	Pre-Emptive Rights

(1) Restrictions on Issue. The Company may not

(a)	offer any Shares, except upon an initial public offering conducted in accordance with Section 6.02, or

(b)

issue any Shares, except (A) Non-Voting Participating Preferred Shares issued as the result of any conversion of Common Shares or Voting Participating Preferred Shares, (B) Voting Participating Preferred Shares issued as a result of any conversion of Common Shares or Non-Voting Participating Preferred Shares, (C) Common Shares issued as a result of any conversion of Voting Participating Preferred Shares or Non-Voting Participating Preferred Shares, (D) Common Shares and Non-Voting Participating Preferred Shares to be issued to Loral as contemplated by Section 3.06; (E) Fixed Right Preferred Shares issued as dividends in kind to holders of Fixed Rate Preferred Shares or (F) Common Shares issued pursuant to management incentive programs of the Company or Telesat which in the aggregate do not exceed 5% of the Equity Shares of the Company from time to time; (G) Redeemable Common Shares issued upon conversion of Redeemable Non-Voting Participating Preferred Shares; (H)

Redeemable Non-Voting Participating Preferred Shares issued upon conversion of Redeemable Common Shares; (I) Common Shares issuable upon conversion of Redeemable Common Shares; or (J) Non-Voting Participating Preferred Shares issuable upon conversion of Redeemable Non-Voting Participating Preferred Shares;

otherwise than in accordance with this Section 6.01.

(2) Notice of Pre-Emptive Right. Except as permitted pursuant to this Section 6.01, every offer of Shares by the Company shall be made by notice (“Notice of Pre-Emptive Right”) to each holder of Equity Shares (each Shareholder for the purposes of this Section 6.01(2) being referred to as a “Pre-Emptive Rights Shareholder”) from the secretary of the Company which shall set forth:

(a)	a description of the shares to be offered or issued (the “Offered Treasury Shares”);

(b)	the subscription price for each Offered Treasury Share; and

(c)	the subscription date (the “Subscription Date”), which shall be a date not earlier than 25 Business Days after the date of the notice.

(3) Limits on Subscriptions. Each Pre-Emptive Rights Shareholder may subscribe for its Pro Rata Proportion of the Offered Treasury Shares by giving notice of its subscription (“Notice of Subscription”) to the Company within 20 Business Days after receipt of the Notice of Pre-Emptive Right (the “Subscription Period”). A Pre-Emptive Rights Shareholder wishing to subscribe for Offered Treasury Shares in excess of such Pro Rata Proportion shall, in its Notice of Subscription, specify the number or dollar amount, as the case may be, of Offered Treasury Shares in excess of its Pro Rata Proportion that it wishes to purchase, subject to availability and to all necessary Regulatory Approvals being obtained.

(4) Undersubscribed Issues. If a Pre-Emptive Rights Shareholder does not subscribe for its Pro Rata Proportion of Offered Treasury Shares within the Subscription Period, the unsubscribed Offered Treasury Shares shall be used to satisfy any subscriptions of other Shareholders for Offered Treasury Shares in excess of their Pro Rata Proportions (as set out in such Shareholder’s Notice of Subscription) but no Shareholder shall be bound to take up any Offered Treasury Shares in excess of the amount it requested to purchase in its Notice of Subscription.

(5) Fractional Shares. If the Offered Treasury Shares of any issue are not capable, without division into fractions, of being offered to or being divided between the parties in their Pro Rata Proportions, the Offered Treasury Shares shall be offered to or divided between the parties as nearly as may be in these proportions.

(6) Issue and Payment. Each Pre-Emptive Rights Shareholder subscribing for Offered Treasury Shares shall pay for, and the Company shall issue, the Offered Treasury Shares on the Subscription Date.

(7) Sales to Third Parties. If not all of the Offered Treasury Shares of any issue are subscribed for within the Subscription Period, the Company may, during the following period of 60 Business Days, offer and sell to any Permitted Purchaser all or any of the Shares not taken up by the Pre-Emptive Rights Shareholders at a price which is not less than the subscription price offered to the Pre-Emptive Rights Shareholders pursuant to this Section 6.01 and on terms and conditions which are no more favourable to the Permitted Purchaser than those offered to the Pre-Emptive Right Shareholders under this Section 6.01.

(8) Classes of Shares. Notwithstanding the description of the Offered Treasury Shares set out in the Notice of Pre-Emptive Rights, any Pre-Emptive Rights Shareholder which delivers a Notice of Subscription in respect of Offered Treasury Shares which are Equity Shares, but which would be unable to own the class of Offered Treasury Shares described in the Notice of Pre-Emptive Rights, shall be entitled to specify in its Notice of Subscription that it wishes to purchase an equivalent number of Equity Shares of a class which it is permitted to own under Applicable Laws, and in such event, the Directors shall authorize for issuance, and the Company shall issue, to such Pre-Emptive Rights Shareholder the number of Equity Shares of the class so specified, in lieu of the authorization and issuance of that number of Offered Treasury Shares to that Pre-Emptive Rights Shareholder.

6.02	Initial Public Offering

If the Company shall not have completed an initial public offering of its Equity Shares by the fourth anniversary of the Effective Date, either PSP or Loral shall have the right at any time thereafter, by notice to the Company and to all other holders of Equity Shares, to cause the Company to conduct an initial public offering of its Equity Shares. Within 90 days after a Loral Change of Control, PSP shall have the right by notice to the Company and all other holders of Equity Shares to cause the Company to conduct an initial public offering (a “Change of Control Offering”). At any time after the Company has completed an initial public offering, each of PSP and Loral (and MHR Fund, upon becoming a direct holder of Shares, from which time it shall be a Shareholder) shall have the right, on not more than two occasions, by notice to the Company and the holders of Equity Shares, to require the Company to qualify a prospectus or registration statement for the distribution of Equity Shares held by such Shareholder or MHR Fund (a “Registration Event”). In addition, at any time after the Company has completed a Change of Control Offering, PSP shall have the right (such right, the “Change of Control Demand Right”), by notice to the Company and the holders of Equity Shares, to require the Company to qualify a prospectus or registration statement for the distribution of Equity Shares held by PSP (a “Change of Control Registration Event”) by the later of (x) six months following the Change of Control Offering or (y) one month after the expiration of the lock-up required by the underwriters in connection with the Change of Control Offering, and such right shall not count towards the rights set forth in the immediately preceding sentence. Upon the giving of a notice of initial public offering, the Shareholders will co-operate in good faith to facilitate an initial public offering of Equity Shares of the Company (including either, or a combination of, a primary and secondary distribution) subject to the following conditions:

(a)	prior to and as a condition precedent to the completion of any public offering the Shareholders will cooperate to:

(i)	amend this Agreement so that it will no longer be a unanimous shareholder agreement under the CBCA and implement contractual arrangements satisfactory to the parties affected that will afford such parties protections and rights reasonably comparable to those provided under this Agreement to the extent that such protections and rights may under Applicable Law be granted by an agreement that is not a unanimous shareholder agreement under the CBCA, provided that, in connection with an initial public offering, the Shareholders will consider in good faith the termination of all or a portion of the rights set forth in this Agreement (excluding those set forth in Sections 6.02 through 6.05); provided, further that, in the event that the managing underwriter with respect to an initial public offerings notifies each of Loral and PSP that a continuation of any of the rights under this Agreement (excluding those set forth in Sections 6.02 through 6.05) may have a material adverse effect on the valuation of the Equity Shares being offered in such initial public offering, then such contractual rights shall be modified or deleted as necessary to prevent such material adverse effect; and

(ii)	amend the Articles and By-laws to accommodate the public offering and the public ownership of Equity Shares;

(b)	no public offering shall be made nor any steps taken preparatory thereto (including solicitations of interest or preparation and filing of a preliminary prospectus in any jurisdiction) except in conformity with Applicable Law;

(c)	no public offerings of Shares by the Company from treasury shall be made unless issuance of such Shares is approved pursuant to Section 5.01 (except to the extent that PSP or Loral is causing the Company to conduct an initial public offering in accordance with this Section 6.02);

(d)	the right of first offer granted under Section 7.07 shall not apply to any public offerings of Equity Shares by way of secondary distribution; and

(e)	with respect to any public offering which is the result of a Registration Event or Change of Control Registration Event, the Equity Shareholder requiring the qualification of a prospectus or registration statement shall be entitled to recommend for consideration of the Board of Directors (i) the lead underwriter for such offering, (ii) whether such offering shall be made in Canada or the United States of America and (iii) the place of listing of the Equity Shares on a national stock exchange or inter-dealer quotation system consistent with the determination made in clause (ii).

6.03	Initial Public Offering and Registration Procedures

In an initial public offering of the Company, and any subsequent offering of Common Shares of the Company, each of PSP and Loral (and MHR Fund, if then a holder of Equity Shares) shall be entitled to request the inclusion in such offering document all or part of such Shareholder’s

Equity Shares. If the underwriter managing the offering advises the Shareholders who have requested inclusion of their Shares in the offering, including any Shareholder exercising demand registration rights, pursuant to a Change of Control Demand Right or upon the happening of a Registration Event (collectively, the “Included Holders”) that marketing considerations require a limitation on the number of Shares offered, then the number of Shares to be included in such underwritten public offering shall be reduced to a number, reasonably deemed satisfactory by such managing underwriter, provided that the securities to be included in the offering shall be determined in the following sequence:

(a)	in the event that the offering is initiated by the Company, (i) first, securities sought to be offered by the Company, and (ii) second, securities sought to be offered by all Included Holders, pro rata among the Included Holders (based on the aggregate number of securities which each such Included Holder has requested to be included);

(b)	subject to clauses (c) and (d), below, in the event that the offering is initiated by a Shareholder exercising a demand registration right or by PSP or Loral exercising its rights to cause an initial public offering after the fourth anniversary of the Effective Date, (i) first, securities sought to be offered by such Shareholder and the other Included Holders, pro rata among all such Included Holders (based on the aggregate number of securities which each such Included Holder has requested to be included), and (ii) second, securities sought to be offered by the Company;

(c)	in the event that the offering is the initial public offering initiated by PSP within 90 days after a Loral Change of Control: (i) first, securities sought to be offered by PSP, (ii) second, securities sought to be offered by the Company, and (iii) securities sought to be offered by any other Included Holders other than PSP, pro rata among the Included Holders other than PSP (based on the aggregate number of securities which each such Included Holder has requested to be included); and

(d)	in the event that the offering is initiated by PSP in connection with an exercise of the Change of Control Demand Right, then: (i) first, securities sought to be offered by PSP, (ii) second, securities sought to be offered by any other Included Holders other than PSP, pro rata among the Included Holders other than PSP (based on the aggregate number of securities which each such Included Holder has requested to be included), and (iii) third, securities sought to be offered by the Company.

If the Company is qualifying a prospectus or registration statement as a result of a Registration Event and the Shareholder requiring such qualification has been unable to dispose of more than 50% of the Shares which such Shareholder has requested to be included in the offering as a result of the application of this Section 6.03, such offering shall not qualify as one of the two occasions in which such Shareholder shall be able to require a Registration Event.

6.04	Assistance with Offerings

Whenever any Shareholder has exercised its right to require the Company to qualify a prospectus or registration statement for the offering of its Equity Shares, the Company will use reasonable commercial efforts to cause the consummation of the offering as soon as reasonably practicable, and will use reasonable commercial efforts and take all steps necessary for the preparation, filing and obtaining of receipts of a preliminary and final prospectus, and any required amendments thereto, from the securities commissions and other securities regulatory authorities of each Province of Canada (including a French language preliminary and final prospectus for use in the Province of Quebec), or all steps necessary for the preparation, filing, amending (including post-effective amendments) and supplementing of a registration statement and the prospectus used in connection therewith with the Securities and Exchange Commission in the United States of America, and compliance with all relevant state laws, and shall make available appropriate members of its management to participate in road shows, marketing efforts and investor meetings in connection with the offering of Equity Shares. Each Shareholder will cooperate in good faith to the extent necessary to facilitate each such offering.

6.05	Expenses

All expenses incident to the Company’s performance of or compliance with Sections 6.02, 6.03 and 6.04, including all prospectus preparation expenses, printing expenses (including expenses of printing certificates for the Equity Shares and of printing prospectuses if the printing of prospectuses is requested by a holder of Equity Shares), the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), registration and prospectus filing fees, the fees and expenses incurred in connection with any listing of the equity shares, fees and expenses of counsel for the Company and a single counsel to the Shareholders participating in the offering as selected by the Shareholder requiring the qualification of a prospectus or registration statement pursuant to Section 6.02 and the Company’s independent certified public accountants, the fees and expenses of any special experts retained by the Company in connection with such prospectus or registration statement, and the fees and expenses of other persons retained by the Company (all such expenses being herein called “Registration Expenses”) will be borne by the Company whether or not any final prospectus receipts are issued or the registration statement becomes effective; provided, however, that in no event shall Registration Expenses include any underwriting discounts, commissions or fees attributable to the sale of the Equity Shares.

6.06	Auditor

Until changed by Extraordinary Resolution, the Auditor of the Company and of Interco and Telesat shall be Deloitte & Touche.

6.07	Year End

Until changed by Extraordinary Resolution, the fiscal year of the Company, Interco and Telesat shall end on December 31 in each year.

6.08	Access to Information

Each of the Company, Interco and Telesat shall provide to each of Loral and PSP (i) all annual and quarterly financial statements at such times as may be reasonably requested by either Loral or PSP in order to support filing obligations of Loral or PSP, and in no event later than the date that such financial statements are provided to the Company’s or Telesat’s bank lenders, and (ii) access to all other information concerning the business and affairs, financial performance and compliance with Applicable Laws of each of the Company, Interco and Telesat as shall be reasonably requested by either Loral or PSP, such access to be given under reasonable circumstances and in normal business hours. To the extent that the Company’s annual financial statements are not audited within 60 days of the Company’s fiscal year-end, the Company shall provide to Loral and PSP drafts of the Company’s unaudited financial statements within such 60 day period, if and when otherwise available.

ARTICLE 7 – RESTRICTIONS ON TRANSFER OF RESTRICTED SHARES

7.01	Meaning of “Transfer”

In this Agreement, unless the context otherwise requires, any reference to a “transfer” of securities or any interest therein of a Person shall be interpreted to include:

(a)	any transfer or other disposition of such securities or any interest therein, including by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment;

(b)	any sale, assignment, gift, donation, redemption, conversion or other disposition of such securities or any interest therein pursuant to an agreement, arrangement, instrument or understanding by which legal title to or beneficial ownership of such securities or any interest therein passes from one Person to another Person or to the same Person in a different legal capacity, whether or not for value, and

(c)	the granting of any Lien on or extending or attaching to such securities or any interest therein.

7.02	Board Approval of Transfers

In addition to the restrictions on transfer contained elsewhere in this Article 7 , no Share may be transferred (other than pursuant to Section 6.02 and Section 6.03)) (i) prior to the second anniversary of the Effective Date, without the prior consent of at least 70% of the Directors (other than pursuant to the PSP Sell-Down or the sale by any Equity Shareholder of up to 10% of such Shareholder’s Equity Shares) and (ii) in the case of the PSP Sell-Down or the sale by any Equity Shareholder of up to 10% of such Shareholder’s Equity Shares, or any sale after the first two years from the Effective Date, without the prior consent of a majority of the Board. No Director shall vote to consent to the transfer of any Share unless all applicable restrictions on such transfer contained in this Article 7 have been complied with and such transfer is not otherwise prohibited by this Agreement and the transferee (other than a transferee pursuant to Section 6.02 or 6.03) has executed and delivered to the Company an acknowledgement of the existence and terms of this Agreement substantially in the form of Schedule H, to be effective immediately following such transfer; provided, however, that notwithstanding the foregoing, subject to receipt from each transferee of such an acknowledgement, the Board shall approve any transfer of Shares referred to in clauses (i), (ii)(b) or (iii) of the definition of PSP Sell-Down, and clause (ii)(a) of the definition of PSP Sell-Down so long as the Board resolves in writing prior to such transfer that such transfer of such additional amount of Fixed Rate Preferred Shares will not cause material adverse tax consequences to the Company. Each Director shall vote to consent to any transfer if all such restrictions on such transfer have been complied with and such transfer is not otherwise prohibited by this Agreement. Each Shareholder shall take all such action as may be required to ensure compliance with this Section 7.02 by its Shareholder Nominees. Any dispute as to whether any transfer is permitted under this Agreement shall be subject to arbitration under Article 9 .

7.03	Restrictions on Transfers of Shares

No Shareholder may transfer any Shares or any interest therein owned by it to any Person except (i) to a Permitted Transferee pursuant to Section 7.04, (ii) after compliance with a Right of First Offer pursuant to Section 7.07, including in respect of a transfer as described in clause (ii)(b) of the definition of “PSP Sell-Down”, (iii) (x) pursuant to a public offering as contemplated by Section 6.02 and Section 6.03, or (y) following such offering and after compliance with Section 7.07, pursuant to rules permitting the sale of securities in the normal course through a stock exchange in compliance with the rules of such stock exchange, (iv) pursuant to a sale of Shares upon insolvency pursuant to Section 7.06, (v) upon exercise of tag along or drag along rights pursuant to Section 7.08, (vi) pursuant to the PSP call rights as provided in Section 7.09, Loral call rights as provided in Section 7.10 or in respect of a transfer of Director Voting Shares, in compliance with (and only in compliance with) the provisions of Section 7.11, (vii) as part of a transfer of Fixed Rate Preferred Shares and/or Equity Shares pursuant to the PSP Sell-Down, or (viii) pursuant to a redemption of Redeemable Common Shares or Redeemable Non-Voting Participating Preferred Shares as contemplated by Section 3.06, or of Fixed Rate Preferred Shares in accordance with the rights, restrictions, conditions and limitation attaching to the Fixed Rate Preferred Shares. Any attempted transfer of Shares made in breach of this Agreement shall be null and void. Neither the Board nor the Shareholders shall approve or ratify any transfer of Shares made in contravention of the prohibition contained in this Section 7.03, and the Company shall cause any such transfer not to be recorded on the registers of the Company maintained for the Shares.

7.04	Transfers to Permitted Transferees

(1) Permitted Transferee. A “Permitted Transferee” is, (a) in the case of Shares owned by a specific Shareholder, any Person (1) which is a Wholly-Owned Subsidiary of that Shareholder or (2) of which that Person is a Wholly-Owned Subsidiary or (3) in the case of PSP, any fund which is wholly-managed by PSP, (b) any Shareholder who is an original party to this Agreement, and (c) MHR Fund.

(2) Transfer. Subject to this Section 7.04, each Shareholder shall be entitled, upon prior written notice to the Company and the other Shareholders, to transfer all or any portion of its Shares to any Permitted Transferee of that Shareholder. No such transfer shall be or become effective, however, until such Permitted Transferee executes and delivers to the Company an acknowledgement of the terms of this Agreement substantially in the form of Schedule H. Following a transfer, the transferring Shareholder and the Permitted Transferee shall be jointly and severally liable for all of the obligations of the transferring Shareholder hereunder, provided that if the transferee is MHR Fund, then MHR Fund shall not be jointly and severally liable with any transferring Shareholder. Notwithstanding the foregoing, for the avoidance of doubt, if MHR Fund acquires Equity Shares as a Permitted Transferee, MHR Fund will become subject to Sections 7.08 and 7.09 in its capacity as a Permitted Transferee thereunder. On subsequent transfers under this Section, the determination of whether the transferee is a Permitted Transferee shall be determined by reference to the Shareholder who was an original party to this Agreement, not by reference to the transferring Permitted Transferee in such subsequent transfer.

7.05	Indirect Transfers

(1) Sole Ownership. Subject to Section 7.05(3), each Shareholder covenants and agrees with the other parties that (i) it shall remain the sole owner of all of the voting securities of any Wholly-Owned Subsidiary of it that hereafter acquires any Shares so long as such Wholly-Owned Subsidiary holds such Shares, (ii) it will remain the sole manager of any fund managed by it into which any Shares are transferred and (iii) it shall not agree to be or be the subject of or a party to any transaction as a consequence of which Equity Shares or voting interests therein would be or are acquired by a Strategic Competitor of Telesat.

(2) Prohibited Transfers. Without limiting the generality of Section 7.05(1), and subject to Section 7.05(3), the Company shall not recognize or register, and the Shareholders and the Board shall not approve, any direct transfer of Shares made in breach of Section 7.05(1), and neither the Board nor the Company shall recognize any direction, instruction or notice from any Person or group of Persons who acquires, directly or indirectly, control of a Shareholder as a result of a transfer or issuance of securities of such Shareholder or securities or other voting interests of any other Person made in breach of Section 7.05(1)(iii).

(3) For greater certainty, nothing in this Section 7.05 shall prevent, restrict, impede or in any manner affect any transaction or series of related transactions through which Loral Space or any of its Affiliates (other than Loral, the Company or any of its Subsidiaries) may be merged, combined or amalgamated with or into any other Person, or any securities or assets of Loral Space or any of its Affiliates (other than Loral, the Company or any of its Subsidiaries) may be sold, transferred to or exchanged with the securities or other property of any other Person.

7.06	Sale of Shares on Insolvency

An Equity Shareholder (an “Insolvent Shareholder”) shall be deemed to have irrevocably offered to sell all of the Equity Shares owned by it to the other Equity Shareholders as of the day (the “Date of Withdrawal”) immediately before the day on which Insolvency Proceedings by or against that Insolvent Shareholder are commenced, and each other Shareholder may, in addition to any other rights or remedies it may have, purchase such Shareholder’s Pro Rata Proportion of the Equity Shares deemed to be offered by the Insolvent Shareholder (calculated without reference to the Shares held by the Insolvent Shareholder) at their Fair Market Value per Equity Share as determined under Section 8.03 by giving notice of their elections within 30 Business Days after the Date of Withdrawal, according to their Pro Rata Proportions or any other proportions as they may agree.

7.07	Right of First Offer

(1) ROFO Notice. If at any time any Equity Shareholder wishes to sell some or all of the Equity Shares then owned by it (other than a transfer to a Permitted Transferee or the sale of up to the .5601% of Equity Shares that constitute part of the PSP Sell-Down, to which this Section 7.07 shall not apply), or PSP wishes to sell some or all of the Fixed Rate Preferred Shares then owned by it in conjunction with or at any time following a sale of all Equity Shares then owned by PSP and its Affiliates, such Shareholder (the “Offeror”) shall first give notice in writing (such notice, a “ROFO Notice”) to all other Equity Shareholders (the “Offeree Shareholders”) of its desire to sell, the purchase price per Share (and in the case of a ROFO Notice by PSP in respect of both Equity Shares and Fixed Rate Preferred Shares, a separate price per Share in respect of Shares of each such class) at which the Offeror wishes to sell (the “Stipulated Price”), any other terms and conditions of the sale (the “Stipulated Terms”) and the expiry date of the ROFO Notice (the “Expiry Date”). The ROFO Notice shall constitute an irrevocable offer by the Offeror to sell to each Offeree Shareholder or such other Permitted Purchaser as an Offeree Shareholder may designate under Section 8.08 (a “Designee”) the Pro Rata Proportion of the Shares specified in the ROFO Notice (the “Offered Shares”) at the Stipulated Price and on the Stipulated Terms. Subject to Section 7.07(3)(b), the ROFO Notice shall specify a Sale Closing Date that is no earlier than 30 days after the Expiry Date.

(2) Expiry Date and Notice of Contemplation. The period from the date on which the ROFO Notice is issued and the Expiry Date may be no less than 30 days (the “Exercise Period”). If the Exercise Period for any ROFO Notice is less than 60 days, such ROFO Notice shall not be valid unless (x) before delivering such ROFO Notice, the Offeror shall have first delivered to each Offeree Shareholder a notice (a “Notice of Contemplation”) stating that the Shareholder is contemplating selling the Offered Shares and (y) the period from the date of the delivery of the Notice of Contemplation to the Expiry Date specified in the subsequent ROFO Notice is not less than 60 days and not more than 6 months. The Notice of Contemplation shall not constitute an offer to sell the Offered Shares and need not contain the terms or conditions upon which the Offeror is prepared to sell.

(3) Acceptance by Offeree Shareholders.

(a)

Each Offeree Shareholder may within the applicable Exercise Period give the Offeror written notice (an “Acceptance”) that such Offeree Shareholder accepts the offer contained in the ROFO Notice at the Stipulated Price and on the Stipulated Terms. Each Offeree Shareholder which delivers an Acceptance for its full Pro Rata Proportion of the Offered Shares shall be entitled to stipulate in its Acceptance that it wishes to purchase additional Offered Shares and the maximum number of additional Offered Shares that it is prepared to purchase, and if other Offeree Shareholders do not deliver Acceptances for their full Pro Rata Proportion of Offered Shares, the Offered Shares not accepted for purchase shall be allocated, in their Pro Rata Proportions, to the Offeree Shareholders which have stipulated a wish to purchase additional Offered Shares, provided that in no event shall an Offeree Shareholder be required to purchase a greater number of Offered Shares than the maximum number specified in its Acceptance.

(b)	If an Offeree Shareholder is unable to accept the offer contained in a ROFO Notice by reason of restrictions of Applicable Law but desires to have the opportunity to procure a Designee that would not be so restricted (a “Suitable Designee”), the Offeree Shareholder may accept such offer on behalf of an unnamed Suitable Designee, it being agreed and understood, however, that such acceptance shall create a binding obligation on the part of the Offeree Shareholder to pay or cause to be paid the Stipulated Price to the Offeror on the Sale Closing Date regardless of whether the Offeree Shareholder has procured a Suitable Designee. If the Offeree Shareholder accepts an offer contained in a ROFO Notice under this Section 7.07(3)(b), the Offeror and the Offeree Shareholder shall be deemed to have agreed that the Sale Closing Date is the first Business Day that is more than 90 days after the Expiry Date. If on such Sale Closing Date the Offeree Shareholder is not permitted by Applicable Law to take delivery of the Offered Shares and no Suitable Designee has been procured, the Offeree Shareholder shall nevertheless pay the Stipulated Price to the Offeror. In such event, the Offeror shall reserve and refrain from selling or otherwise dealing with the Offered Shares and the rights of the Offeree Shareholder with respect to the Offered Shares shall be limited to being permitted to acquire the Offered Shares at a later date pursuant to Applicable Laws, or to procure an acceptable Designee, and the Offeree Shareholder shall have no other rights with respect to the Offered Shares. In the event that by reason of a Change in Law the Offeree Shareholder is subsequently permitted to acquire the Offered Shares, or the Offeree Shareholder has procured a Suitable Designee, the Offeree Shareholder shall give notice of such Change in Law or the procurement of a Suitable Designee to the Offeror and to the Company, and, if applicable, upon being satisfied that such transfer does not contravene Applicable Law, the Company shall register the transfer of the Offered Shares to the Offeree Shareholder, or to the Suitable Designee, as the case may be, on the date specified by the Offeree Shareholder which shall be not less than five Business Days after the date of its notice.

(c)	If the Offeree Shareholders do not deliver Acceptances to the Offeror during the Exercise Period for all of the Offered Shares, the Offeror may, subject to Section 7.07(3)(b), at any time during the three month period following the expiry of the Exercise Period sell any Offered Shares for which Acceptances were not delivered to any Permitted Purchaser at a purchase price which is not less than the Stipulated Price and on terms and conditions which are not more favourable to the Permitted Purchaser than the Stipulated Terms set forth in the ROFO Notice.

(4) Continuing Right. If the sale to a Permitted Purchaser is not completed within the three month period referred to in Section 7.07(3)(b), the Offeror may not sell the Offered Shares without first offering them again in accordance with this Section 7.07.

(5) Termination of Loral Right of First Offer. If a Loral Default shall occur, Loral shall thereafter have no rights as an Offeree Shareholder pursuant to this Section 7.07.

(6) Following a Public Offering. If at any time after a public offering any Equity Shareholder wishes to sell some or all of the Equity Shares then owned by it pursuant to clause (iii) (y) of Section 7.03 (other than the sale of up to the .5601% of Equity Shares that constitute part of the PSP Sell-Down, to which Section 7.07 shall not apply), the provisions of this Section 7.07 shall apply but with the following modifications:

(a)	the Exercise Period may be 15 days or longer, but not less than 15 days;

(b)	the requirement set forth in the second sentence of Section 7.07(2) that the Offeror deliver to the Offeree Shareholder a Notice of Contemplation shall not apply;

(c)	Section 7.07(3)(b) shall apply provided however that the second sentence of such section shall be replaced as follows:

“If the Offeree Shareholder accepts an offer contained in a ROFO Notice under this Section 7.07(3)(b), the Offeror and the Offeree Shareholder shall be deemed to have agreed that the Sale Closing Date is the first Business Day that is more than 30 days after the Expiry Date”; and

(d)	Section 7.07(3)(c) shall be replaced as follows:

“If the Offeree Shareholders do not deliver Acceptances to the Offeror during the Exercise Period for all of the Offered Shares, the Offeror may, subject to Section 7.07(3)(b), at any time during the 30 day period following the expiry of the Exercise Period sell any Offered Shares for which Acceptances were not delivered to any Person (including any Permitted Purchaser) at a purchase price per Equity Share which is not less than 98% of the price stipulated in the ROFO Notice, and in the event of a private sale, on terms and conditions which are not more favourable to the purchaser than the Stipulated Terms set forth in the ROFO Notice.”

7.08	Tag-Along/Drag-Along Rights

In addition to the restrictions imposed by Section 7.03, the following provisions shall apply whenever Loral or a Permitted Transferee of Loral (a “Selling Loral Shareholder”) wishes to sell Equity Shares then owned by Loral and its Permitted Transferees (the “Offered Loral Equity Shares”) to any Permitted Purchaser other than a Permitted Transferee or a Designee (a “Proposed Loral Purchaser”) and wishes to make to, or has received from, the Proposed Loral Purchaser an offer in respect of the Offered Loral Equity Shares or to enter into a written agreement of purchase and sale relating to the Offered Loral Equity Shares (any such offer or proposed agreement, a “Loral Offer”). As used in this Section 7.08, “Proportionate Fraction” in respect of a particular Loral Offer means a fraction the numerator of which is the number of the Offered Loral Equity Shares and the denominator of which is the total number of Equity Shares held by Loral or its Permitted Transferee at the time of determination.

(1) Tag-along Right in Favour of Non-Loral Shareholders. No Selling Loral Shareholder shall sell, offer to sell or agree to sell any of the Equity Shares owned by such Selling Loral Shareholder to any Person other than a Permitted Transferee unless the applicable Loral Offer is in writing and provides as a condition precedent to its completion that the Proposed Loral Purchaser will grant each other Equity Shareholder the right to require the Proposed Loral Purchaser to purchase, at the discretion of each such other Equity Shareholder, for cash or in securities that are readily tradeable on a securities exchange or inter-dealer quotation system in Canada or the United States of America, some or all of the Proportionate Fraction of such other Shareholder’s Equity Shares at the same price contained in the Loral Offer and on the same terms and conditions as those contained in the Loral Offer. The Selling Loral Shareholder shall give notice of any such proposed sale to each other holder of Equity Shares no less than 30 days before the proposed Sale Closing Date (a “Tag-along Notice”). The Tag-along Notice will constitute an irrevocable offer on behalf of the Proposed Loral Purchaser to purchase from such other holder of Equity Shares the Proportionate Fraction of the Equity Shares then held by the other holders of Equity Shares (or such lesser number as the other holders of Equity Shares may elect) at the same price contained in the Loral Offer and on the same terms and conditions as those contained in the Loral Offer, and each other holder of Equity Shares will have no less than 15 days to accept such offer, specifying in such acceptance the number and class of Equity Shares that the other holder of Equity Shares wishes to sell to the Proposed Loral Purchaser. The completion of the sale of any such Equity Shares by each other holder of Equity Shares will be subject to the completion of the sale of the Offered Loral Equity Shares by the Selling Loral Shareholder and vice versa. The provisions of this Section 7.08(1) shall not apply to the sale by Selling Loral Shareholders of up to 5% (in the aggregate) of the Equity Shares owned by Loral on the Effective Date, provided that if a Selling Loral Shareholder offers Equity Shares in any transaction in which more Equity Shares than those exempted from the application of this Section 7.08(1) are being offered for sale (including a proposed sale of less than 5% of the Equity Shares owned by Loral on the Effective Date but when those shares are combined with prior sales by all Loral Selling Shareholders exempted from the application of this Section 7.08(1), would allow Loral Selling Shareholders to have sold more than 5% (in the aggregate) of the Equity Shares owned by Loral on the Effective Date without application of this Section 7.08(1)), this Section 7.08(1) shall apply to such transaction, and the rights of Selling Loral Shareholders to sell up to 5% (in the aggregate) of the Equity Shares owned by Loral on the Effective Date without compliance with this Section 7.08(1) shall continue after such transaction to the same extent as they existed prior to such transaction.

(2) Drag-along Right in Favour of Loral. Subject to Section 5.02(3), following consummation of the transactions contemplated by the Skynet Asset Transfer Agreement and the Skynet Sale Agreement, or by the Loral Alternative Subscription Agreement, if (x) the Loral Offer is bona fide and for all of the Equity Shares and the proposed consideration for the Equity Shares is for cash or for equity securities that are readily tradeable on a securities exchange or inter-dealer quotations system in Canada or the United States of America and (y) the Proposed Purchaser deals at Arm’s Length with the Selling Loral Shareholder, such Loral Offer may require as a condition precedent to its completion that each other holder of Equity Shares (each, a “Drag-along Shareholder”) agrees to sell to the Proposed Purchaser all of such Drag-along Shareholder’s Equity Shares at the same price contained in the Loral Offer and on the same terms and conditions as those contained in the Loral Offer. The Selling Loral Shareholder shall give notice of any such proposed sale to each Drag-along Shareholder no less than 60 days before the proposed Sale Closing Date (a “Drag-along Notice”). Receipt of a Drag-along Notice by a Drag-along Shareholder will constitute an irrevocable offer to sell to the Proposed Purchaser (a “Deemed Offer”) of such Drag-along Shareholder’s Equity Shares then held by the Drag-along Shareholder at the same price contained in the Loral Offer and on the same terms and conditions as those contained in the Loral Offer; and each Drag-along Shareholder hereby appoints each Selling Loral Shareholder as its true and lawful attorney for the purpose of transmitting the Deemed Offer to the Proposed Purchaser. The completion of the sale of such Equity Shares by a Drag-along Shareholder will be subject to the completion of the sale of the Offered Loral Equity Shares by the Selling Shareholder and vice versa. Notwithstanding the foregoing, if a Loral Default shall occur and Section 5.02(3) shall not apply, the rights of any Selling Loral Shareholder contained in this Section 7.08(2) shall be suspended for a period of six months from the occurrence of such Loral Default and such rights shall be reinstated in full following the expiration of such six-month period if, during such six month period following the occurrence of such Loral Default, PSP has not delivered a PSP Call Notice pursuant to and in accordance with Section 7.09.

(3) Company Sale Drag-along Right.

(a)	The drag-along rights as provided in this Section 7.08(3) shall apply only if (i) a Loral Default shall have occurred, or (ii) (x) a Loral Change of Control shall have occurred, (y) as a result thereof, PSP shall have given, within 90 days of such Loral Change of Control, notice pursuant to Section 6.02 that it wishes to cause the Company to conduct an initial public offering, and (z) such initial public offering shall not have been consummated within twelve months of the Loral Change of Control as a result of the failure by the Company, Interco or Loral to use commercially reasonable efforts to effect such initial public offering (as determined by arbitration pursuant to Article 9 unless otherwise agreed by PSP and Loral).

(b)	Upon the happening of either event specified in clauses (i) or (ii) of Section 7.08(3), PSP shall have the right to deliver to the Company a notice (a “Company Sale Notice”) requiring the commencement of a procedure for the sale of the Company. Within 30 days of the receipt by the Company of a Company Sale Notice, the Board of Directors shall retain the services of a financial advisor selected by the Board after consultation with PSP to market the Company to third party purchasers, and each of Loral, PSP and the Company shall assist in such process to maximize the value that can be obtained in the sale of all of the Equity Shares of the Company.

(c)

If a bona fide offer is received for all of the Equity Shares for cash or for securities that are readily tradeable on a securities exchange or inter-dealer quotation system in Canada or the United States of America and the offeror (the “Proposed Purchaser”) deals at Arm’s Length with each of Loral and PSP, then if PSP (the “Accepting Shareholder”) wishes to accept such offer, it may require the other holders of Equity Shares to agree to sell to the Proposed Purchaser all of such other Shareholder’s Equity Shares at the same price contained in the Proposed Purchaser’s offer and on the same terms and conditions. The Accepting

Shareholder shall give notice of any such proposed sale to each other Shareholder no less than 60 days before the sale closing date. Receipt of such a notice by such other Shareholder will constitute an irrevocable offer to sell by such other Shareholder to the Proposed Purchaser all Equity Shares then held by each such other Shareholder at the same price contained in the Proposed Purchaser’s offer and on the same terms and conditions, and each such other Shareholder hereby appoints the Accepting Shareholder as its true and lawful attorney for the purpose of transmitting such other Shareholder’s offer to the Proposed Purchaser. Completion of the sale of all such Equity Shares by such other Shareholders will be subject to the completion of the sale of the Accepting Shareholder’s Equity Shares and vice versa.

(4) Provisions Applicable to Tag-Along and Drag-Along Rights

(a)	After compliance with the rights of first offer provided in Section 7.07, the rights of Equity Shareholders described in Section 7.07 shall not apply to any offer or sale made pursuant to Sections 7.08(2) or (3), but shall apply to any other offer or sale pursuant to Section 7.08(1).

(b)	In lieu of an offer to purchase shares to be made by a Proposed Loral Purchaser or Proposed Purchaser pursuant to this Section 7.08(2) or (3), a proposal of amalgamation, arrangement or consolidation, or a proposal of purchase of all of the assets of the Company, may instead be made, provided that such offer is a bona fide offer that provides identical consideration or treatment to the holders of all Equity Shares, is proposed by a Person who deals at Arm’s Length with each of PSP and Loral, and will result in the direct or indirect receipt by each holder of Equity Shares of cash or securities that are readily tradeable on a securities exchange or inter-dealer quotation system in Canada or the United States of America, and the provisions of Section 7.08(2) and (3) shall apply mutatis mutandis to any such proposal.

(c)	In the case of any drag-along or tag-along right exercised pursuant to Section 7.08, the Company shall pay the out-of-pocket expenses of the Shareholders either initiating or responding to the exercise of such drag-along or tag-along rights, including the fees and expenses of financial advisors, investment advisors and legal advisors.

(d)	If drag-along rights are made available pursuant to Section 7.08(3), Loral agrees to make available to the purchaser of the Equity Shares a covenant of confidentiality, non-competition and non-solicitation in substance equivalent to that provided to the Company pursuant to Sections 2.04, 4.04 and 4.05 provided, that, in the event of a drag-along right exercised pursuant to clause (i) of Section 7.08(3)(a), Loral shall not be required to provide such confidentiality and non-competition covenant, whether pursuant to Section 2.04, Section 4.04, or otherwise, if the transactions contemplated by the Skynet Asset Transfer Agreement and Skynet Sale Agreement shall not have occurred and Loral Skynet is not being transferred to the purchaser of the Equity Shares in conjunction with such purchase.

(e)	In connection with each tag-along or drag-along sale, each Shareholder selling Equity Shares shall, to the extent required by the Shareholder initiating the sale (i) make such representations and warranties with respect to such Shareholder as are customary for transactions of the nature of the proposed transaction, (ii) be required to bear its proportionate share of any escrows, holdbacks or adjustments in respect of the purchase price or indemnification obligations; provided, that no Shareholder shall be obligated (x) to indemnify, other than severally indemnify, any Person in connection with such sale, or (y) to incur liability to any Person in connection with such sale, including, without limitation, under any indemnity, in excess of the lesser of (A) its pro rata share of such liability and (B) the gross proceeds realized by such Shareholder in such sale. Neither PSP nor MHR Fund shall be required to agree to a non-compete or non-solicitation obligation or covenant in connection with any such sale.

7.09	PSP Call Rights

(a)

Upon the occurrence of a Loral Default, PSP shall have the right, exercisable for a period of six months following the occurrence of such Loral Default, to deliver to Loral a notice (the “PSP Call Notice”) requiring Loral and its Permitted Transferees to sell to PSP, or to any purchaser as PSP shall designate in such notice (the “PSP Designee”), all of the Equity Shares then owned by Loral or its Permitted Transferees (other than, for greater certainty, any Equity Shares owned by MHR Fund or any of its Affiliates and not acquired from Loral or any of its Affiliates). Such right of PSP shall be exercisable at a price per Equity Share equal to the Fair Market Value thereof, determined as of the date at which the PSP Call Notice is delivered; provided that if Loral Space or an Affiliate breached the terms of Section 2.8(a) of the Skynet Asset Transfer Agreement or, if applicable, Section 2.1(b) of the Ancillary Agreement, or failed to fully perform Section 4.1 of the Loral Alternative Subscription Agreement or Section 4.3 of the Loral Alternative Subscription Agreement, as the case may be, then such right of PSP shall be exercisable at a price per Equity Share equal to the Loral Cost. If PSP shall indicate in the PSP Call Notice that it considers that there has been a breach of Section 2.8(a) of the Skynet Asset Transfer Agreement or, if applicable, Section 2.1(b) of the Ancillary Agreement or Section 4.1 or Section 4.3 of the Loral Alternative Subscription Agreement, and Loral disputes that a breach exists, PSP shall pay to Loral the Loral Cost per Equity Share on the closing date of the exercise of the PSP purchase as provided in this Section 7.09 and PSP shall place into escrow on such closing date with a financial institution satisfactory to Loral and PSP, each acting reasonably, on terms satisfactory to Loral and PSP, each acting reasonably, funds equal to the difference between the aggregate Fair Market Value (determined pursuant to Section 8.03) and the aggregate Loral Cost pending the determination of whether or not such a breach has occurred, and in the event it is determined that such a breach did not occur, such funds held in escrow, together with the accrued interest thereon, shall be paid to Loral, and in the event it is determined that such a breach did occur, such funds held in escrow, together with the accrued interest thereon, shall be paid to PSP. If Loral and PSP are unable to agree upon a financial institution to act as escrow agent, or are unable to agree upon the terms of an escrow agreement in respect of the holding and disbursement of the escrowed funds, such matters shall be determined by arbitration pursuant to the provisions of Article 9 , such arbitration to be based on a standard of commercial reasonableness under the circumstances then existing.

(b)	Upon receipt of a PSP Call Notice, Loral and its Permitted Transferees shall be obligated to sell to PSP or the PSP Designee, and PSP shall be obligated to purchase from Loral and its Permitted Transferees, either directly or through the PSP Designee, all of the Equity Shares owned by Loral and its Permitted Transferees and subject to 7.09(a) at a price per Equity Share determined in accordance with Section 7.09(a) on the day set out in the PSP Call Notice, which shall be not earlier than 90 Business Days nor later than 120 Business Days from the date of the PSP Call Notice.

(c)	If PSP designates in the PSP Call Notice a PSP Designee as the purchaser of the Equity Shares owned by Loral and its Permitted Transferees, such designation shall create a binding obligation on PSP to pay or cause to be paid to Loral and its Permitted Transferees the price per Equity Share provided in Section 7.09(a) on the closing date set out in the PSP Call Notice. If on such closing date, PSP or the PSP Designee is not permitted under Applicable Law to own the Equity Shares owned by Loral and its Permitted Transferees , PSP shall nevertheless pay to Loral and its Permitted Transferees the purchase price determined in accordance with Section 7.09(a). In such event, Loral and its Permitted Transferees shall reserve and refrain from selling or otherwise dealing with the Equity Shares then owned by them and the rights of PSP with respect to the Equity Shares owned by Loral and its Permitted Transferees shall be limited to being permitted to acquire the Equity Shares owned by Loral and its Permitted Transferees at a later date pursuant to Applicable Law, or to procure an acceptable designee, and PSP shall have no other rights with respect to the Equity Shares owned by Loral and its Permitted Transferees. In the event that by Change of Law PSP is subsequently permitted to acquire the Loral Equity Shares, or PSP procures a designee that may acquire the Equity Shares owned by Loral and its Permitted Transferees, PSP may give notice of such Change of Law or such designee to the Company, and upon being satisfied that such transfer to PSP or such designee does not contravene Applicable Law, the Company shall then register the transfer of the Equity Shares owned by Loral and its Permitted Transferees to PSP or such designee.

7.10	Loral Call Rights

(a)

If (w) there shall have occurred a Loral Change of Control (x) within 90 days after the Loral Change of Control, PSP delivers to the Company and all other holders of Equity Shares a notice requiring the Company to conduct an initial public offering as permitted by Section 6.02 (y) such initial public offering shall not have been consummated within twelve months of the Loral Change of Control as a result of the failure of the Company, Interco or Loral to use commercially reasonable efforts to effect such initial public offering (as determined by a arbitration pursuant to Article 9 , unless otherwise agreed by PSP and Loral), and (z) PSP shall have delivered to Loral a Company Sale Notice pursuant to Section 7.08(3), Loral shall have the right, exercisable within 75 days of delivery by PSP to Loral of a Company Sale Notice pursuant to Section 7.08(3), to deliver to PSP a notice (the “Loral Call Notice”) requiring PSP to sell to Loral, or to any purchaser as Loral shall designate in such notice (the “Loral Designee”) all of the Equity Shares then owned by PSP at a price per Equity Share equal to Fair Market Value.

(b)	Upon receipt of a Loral Call Notice, PSP shall be obligated to sell to Loral, or to the Loral Designee, and Loral shall be obligated to purchase from PSP, either directly or through the Loral Designee, all of the Equity Shares owned by PSP at a price per Equity Share equal to the Fair Market Value on the day which is 20 Business Days after the determination of Fair Market Value per Equity Share has been made pursuant to Section 8.03.

(c)	If Loral designates in the Loral Call Notice a Loral Designee as the purchaser of the Equity Shares owned by PSP, such designation shall create a binding obligation on Loral to pay or cause to be paid to PSP the Fair Market Value per Equity Share on the closing date set out in the Loral Call Notice. If on such closing date, Loral or the Loral Designee is not permitted under Applicable Law to own the Loral Equity Shares, Loral shall nevertheless pay to PSP the aggregate Fair Market Value amount. In such event, PSP shall reserve and refrain from selling or otherwise dealing with the Equity Shares then owned by it and the rights of Loral with respect to the PSP Equity Shares shall be limited to being permitted to acquire the PSP Equity Shares at a later date pursuant to Applicable Law, or to procure an acceptable designee, and Loral shall have no other rights with respect to the PSP Equity Shares. In the event that by Change of Law Loral is subsequently permitted to acquire the PSP Equity Shares, or Loral procures a designee that may acquire the PSP Equity Shares, Loral may give notice of such Change of Law or such designee to the Company, and upon being satisfied that such transfer to Loral or such designee does not contravene Applicable Law, the Company shall then register the transfer of the PSP Equity Shares to Loral or such designee.

7.11	Transfers of Director Voting Shares

PSP shall have the right to call, at any time by giving 5 Business Days notice to any holder of Director Voting Preferred Shares, for the transfer of all such Director Voting Preferred Shares owned by such holder to a purchaser designated by PSP in such notice (a “Director Voting Preferred Share Transfer Notice”). Upon delivery of such Directors Voting Preferred Share Transfer Notice, the Shareholder to which such notice is given shall transfer to the Person designated in such Director Voting Preferred Transfer Notice all Director Voting Preferred Shares owned by such Shareholder on the fifth Business Day following delivery of such notice to the Shareholder at a purchase price of $10 per Director Voting Preferred Share, provided that such purchaser is a Permitted Purchaser. In order to expedite the transfer of Director Voting Preferred Shares pursuant to this Section 7.11, each Shareholder shall deliver to PSP, upon the date of acquisition by such Shareholder of any Director Voting Preferred Shares, all certificates representing such Shares, endorsed in blank for transfer. PSP shall be entitled to deliver such certificates to any Permitted Purchaser in order to facilitate a purchase and sale of Director Voting Preferred Shares pursuant to this Section 7.11, but shall not otherwise be entitled to deal with certificates representing the Director Voting Preferred Shares, which certificates shall otherwise be held custodially by PSP at all times.

7.12	Changes in Law Affecting Permissible Levels of Loral’s Shareholdings

Required Reductions in Share Ownership. If the introduction of or any change in Applicable Law or the interpretation thereof by any court of competent jurisdiction or Governmental Authority charged with the administration thereof (any such introduction or change, a “Change in Law”) has the effect of requiring Loral to divest itself of any number of Shares (the “Excess Shares”) that it then holds, or if such Change in Law would render Telesat ineligible to continue to operate its Satellite Communications Business under Applicable Law if Loral continued to hold the Excess Shares, then on or before the effective date of such Change in Law or as soon as possible thereafter if such Change of Law is immediate, Loral shall either:

(a)	if the Excess Shares are Common Shares, convert such Excess Shares into an equal number of Non-Voting Participating Preferred Shares; or

(b)	if the Excess Shares are any other class of Shares, or are Common Shares but the conversion of such Common Shares into Non-Voting Participating Preferred Shares would not cause such shares to cease to be Excess Shares, sell the Excess Shares to a Permitted Purchaser (provided that the rights of first offer contained in Section 7.07 shall apply to any such sale).

7.13	Notice of Conversion

Each Shareholder shall give notice to the Corporation and to each holder of Equity Shares of its intention to convert Equity Shares of any class into Equity Shares of any other class, such notice to be given not less than two Business Days prior to the intended conversion date.

7.14	Share Certificates Legend

All Share certificates of the Company shall bear the following legend conspicuously on their face:

“The shares represented by this certificate are subject to the terms and conditions of a unanimous shareholder agreement made as of October 31, 2007 and are not transferable except in compliance with that agreement.”

ARTICLE 8 - GENERAL SALE PROVISIONS

8.01	Application of Sale Provisions

Except as may otherwise be provided in this Agreement, the provisions of this Article 8 shall apply to any sale of Equity Shares (each a “Sale Transaction”) between or among Shareholders or their designees or between a Shareholder or its designee and the Company, in each case pursuant to this Agreement.

8.02	Defined Terms

For the purposes of this Article 8 :

(1) “Purchased Shares” means the Equity Shares to be purchased and sold or issued and taken up and paid for in any Sale Transaction; and

(2) “Purchase Price” means the amount to be paid as the purchase or subscription price for the Purchased Shares.

8.03	Determination of Fair Market Value

(1) By Agreement. Where the Fair Market Value of Equity Shares to be purchased and sold under this Agreement is required to be determined, such Fair Market Value shall be the value agreed by the parties to the Sale Transaction within 20 Business Days of the date on which the applicable offer to sell is made or deemed to be made, or in the case of Section 7.09, the date the PSP Call Notice is delivered (the “Determination Date”).

(2) Valuation. If the parties cannot agree on the Fair Market Value within 20 Business Days of the Determination Date, the Fair Market Value of the Equity Shares to be purchased and sold shall be determined as follows:

(a)	Within 25 Business Days of the Determination Date, the purchaser shall give notice to the vendor proposing the name of the business valuer (the “Valuer”) that the purchaser wishes to determine the Fair Market Value of the Equity Shares to be purchased and sold. Within 10 Business Days after receipt of the notice, the vendor shall give notice to the purchaser advising whether the vendor accepts such Valuer.

(b)	If no notice is given by the vendor within the specified period, the vendor will be deemed to have accepted the Valuer. If notice is given by the vendor within the specified period that it rejects the Valuer proposed by the purchaser, the purchaser may engage the Valuer but the vendor may engage a separate business valuer (the “Vendor’s Valuer”).

(c)	Each individual selected as a Valuer or a Vendor’s Valuer:

(i)	shall be qualified by education and experience to value corporations in the telecommunications industry;

(ii)	shall be at Arm’s Length to both parties and not otherwise an Interested Party; and

(iii)	shall not be an individual who is a member or employee of a Person that has otherwise been retained by either of the parties.

(d)	Except as specified in the last sentence of this Section 8.03(2)(d), the Costs and Expenses of the Valuer shall be paid by the purchaser, or, if there is more than one purchaser, by the purchasers in accordance with their Pro Rata Proportions relative to each other. Except as specified in the last sentence of this Section 8.03(2)(d), the Costs and Expenses of the Vendor’s Valuer shall be paid by the Vendor. In the event that Fair Market Value is being determined for the purposes of Section 7.09, the Costs and Expenses of the Valuer and the Vendor’s Valuer shall each be paid by the Company.

(e)	The Valuer shall be instructed to prepare a written valuation report on the Fair Market Value of the Equity Shares. The valuation report must contain disclosure consistent with that required under OSC Rule 61-501 and Companion Policy 61-501CP issued pursuant to the Securities Act (Ontario) as it may be amended from time to time and Appendix A to Standard #110 “Valuation Report Standards and Recommendations” of the Canadian Institute of Chartered Business Valuators as it was on the date of this Agreement, a copy of which is attached to this Agreement as Schedule 8.3(b). The Company will cooperate fully in providing to the Valuer information and access to management. The Valuer shall provide a draft of its report to the parties within 60 Business Days of the Determination Date. The draft may omit value conclusions but shall set out major assumptions, judgments, pertinent empirical evidence and a detailed framework for valuation calculations. The parties shall provide written comments on the draft to the Valuer within 70 Business Days of the Determination Date. The Valuer shall provide its final valuation report to the parties within 80 Business Days of the Determination Date.

(f)	The Company will provide the Vendor’s Valuer with the same cooperation, information and access as that provided to the Valuer. The Vendor’s Valuer shall be instructed to adhere to the same valuation report timetable, disclosure and process as that described in Section 8.03(2)(e).

(g)	The vendor may provide to the Valuer the draft valuation report of the Vendor’s Valuer and the purchaser may provide to the Vendor’s Valuer the draft valuation report of the Valuer.

(h)	Subject to Section 8.03(2)(i), where the price of the Equity Shares to be purchased and sold is their Fair Market Value, such price shall be the Fair Market Value set out in the Valuer’s valuation report. If in the Valuer’s valuation report Fair Market Value is expressed to be within a range, the mid-point of the range shall be the price of such Equity Shares.

(i)	If the vendor notifies the purchaser within 90 Business Days of the Determination Date that it is not satisfied with the price determined under Section 8.03(2)(h) and if the Vendor’s Valuer has prepared a report as set out in Section 8.03(2)(f) then the final Valuer’s report and the final Vendor’s Valuer’s report shall be submitted to an Arbitrator, who shall determine the price of the Equity Shares to be purchased and sold in accordance with the provisions of Schedule E.

(j)	The Arbitrator shall not be requested to prepare a third valuation but shall be requested to review the two valuation reports and any written comments from the vendor or purchaser provided under Section 8.03(2)(e), and to interview the purchaser, vendor, representatives of the Company, the Valuer and the Vendor’s Valuer and, on the basis of that review, to determine the price of the Equity Shares to be purchased and sold. In conducting its review, the Arbitrator shall give particular emphasis to the qualifications and independence of the Valuer and the Vendor’s Valuer, the scope of their work and analysis and the fullness and clarity of the disclosure of assumptions, judgments, pertinent empirical evidence and calculations in the valuation reports.

(k)	If the determination of Fair Market Value by the Arbitrator is:

(i)	equal to or less than 5% above the Fair Market Value determined by the Valuer, then all Costs and Expenses of the arbitration shall be paid by the vendor; and

(ii)	more than 5% above the Fair Market Value determined by the Valuer, then all Costs and Expenses of the arbitration shall be paid by the purchaser, or if there is more than one purchaser, by the purchasers in accordance with their Pro Rata Proportions relative to each other.

(l)	The determination of Fair Market Value by the Arbitrator shall be final and binding on the vendor and purchaser.

8.04	Payment and Closing Provisions

The following shall apply to each Sale Transaction subject to any express provisions to the contrary:

(1) Payment of Purchase Price and Delivery of Certificates. The Purchase Price shall be paid in cash, by wire transfer or bank draft or certified cheque drawn on a Canadian chartered bank at the time of closing on the Sale Closing Date at the place of closing against receipt by the purchaser of the share certificate or certificates representing the Purchased Shares, duly endorsed in blank for transfer with signatures guaranteed by a Canadian chartered bank or trust company. All other payments required to be made in connection with a Sale Transaction shall be paid in cash, by wire transfer or bank draft or certified cheque drawn on a Canadian chartered bank at the time payment is required to be made, except that where permitted by the provisions of Article 7 , payment may be made in whole or in part in marketable securities.

(2) Title. The seller of the Purchased Shares (the “Vendor”) shall represent and warrant in writing, such warranty to survive closing, that it has good and marketable title to the Purchased Shares (or in the case of an issuance of Shares from treasury, that the Purchased Shares have been duly issued as fully paid and non-assessable) and clear of any Lien except for the terms and conditions of this Agreement and shall deliver to the purchaser all such documents, instruments and releases and shall take all such steps and do all such acts and things as may be necessary or desirable to vest such title in the purchaser.

(3) Section 116 of the Income Tax Act. The Vendor (other than the Company) shall either provide the purchaser with evidence reasonably satisfactory to the purchaser that the Vendor is not then a non-resident of Canada within the meaning of the Income Tax Act (Canada) or provide the purchaser with a certificate pursuant to Subsection 116(2) of the Income Tax Act (Canada) with a certificate limit in an amount not less than the Purchase Price for the Purchased Shares; provided that if such evidence or certificate is not forthcoming, the purchaser shall be entitled to make the payment of tax required under Section 116 of the Income Tax Act (Canada) and to deduct such payment from the Purchase Price for the Purchased Shares.

(4) Vendor’s Non–Completion

(a)	If on the Sale Closing Date, the Vendor shall default in its performance of the Sale Transaction, the purchaser shall have the right upon such default (without prejudice to any other rights which it may have) to pay the Purchase Price to the credit of the Vendor in a special account at the principal branch of the Company’s principal bankers in the City of Toronto, and upon such payment to complete the Sale Transaction as aforesaid.

(b)	If the Purchase Price is so deposited into a special account at the branch of the Company’s bankers in the name of the Vendor, then from and after the date of such deposit, and even though the certificates evidencing the Shares held by the Vendor have not been delivered to the purchaser, the purchase of such Shares shall be deemed to have been fully completed and all right, title, benefit and interest, both at law and in equity, in and to such Shares shall be conclusively deemed to have been transferred and assigned to and become vested in the purchaser and all right, title, benefit and interest, both at law and in equity, of the Vendor or of any transferee, assignee or any other Person having any interest, legal or equitable, therein or thereto, whether as a shareholder or creditor of the Company or otherwise, shall cease; provided, however, that the Vendor shall be entitled to receive the Purchase Price so deposited, without interest.

(c)	The Vendor hereby irrevocably constitutes and appoints the corporate secretary of each purchaser as the Vendor’s true and lawful attorney–in–fact and agent for, in the name and of and on behalf of, the Vendor to execute and deliver in the name of the Vendor, in the event that the Vendor defaults in signing, all such documents or instruments as may be necessary to transfer and assign the Shares, or any part thereof, to the purchaser, or its nominee or nominees, on the books of the Company. The Vendor hereby ratifies and confirms and agrees to ratify and confirm all that any purchaser may lawfully do or cause to be done by virtue of the provisions hereof.

(d)	The Vendor hereby irrevocably consents to any transfer of the Shares or any part thereof made pursuant to the provisions of this Section 8.04(4).

(e)	The Vendor shall be entitled to receive the Purchase Price deposited with the bankers of the Company upon delivery to the purchaser of certificates evidencing the shares so purchased duly endorsed in blank for transfer with signatures guaranteed by a Canadian chartered bank or trust company together with any other documents required to be delivered hereunder which have not been previously delivered.

8.05	Consents

The parties acknowledge that any transfer of Shares, including upon the completion of any Sale Transaction, shall be subject, in any event, to the receipt of all Regulatory Approvals required for the transfer of Shares contemplated thereby and, for the purpose of obtaining such Regulatory Approvals or other such approvals, permits and consents, the Sale Closing Date provided for elsewhere in this Agreement may be extended for such reasonable time as may be required and the parties shall cooperate fully in securing same. Accordingly, the parties agree that any purchase and sale of Shares hereunder shall be completed, if Regulatory Approval is required, on the later of the Sale Closing Date provided for elsewhere in this Agreement and ten Business Days after the date on which Regulatory Approval is obtained, but in any event, no later than the later of (a) 180 days after the Sale Closing Date provided for elsewhere in this Agreement and (b) the date of the final determination of an application for such Regulatory Approval where such application has been filed prior to the expiry of such period of 180 days.

8.06	Time and Place of Closing

Unless otherwise agreed by the parties to a Sale Transaction, the closing of the Sale Transaction shall take place at the registered office of the Company at 11:00 a.m. on the Sale Closing Date.

8.07	No Joint and Several Liability

Nothing in this Agreement shall make any purchaser jointly and severally liable for the obligations of any other purchaser.

8.08	Designee Purchases

If a Shareholder is given the right or opportunity to purchase Shares under this Agreement but is prohibited from doing so by Applicable Law (such as, by way of example and not limitation, limitations on foreign ownership of telecommunications companies), such Shareholder may select a designee which is a Permitted Purchaser, which designee shall be entitled to exercise the right or opportunity to purchase the Shares in such Shareholder’s stead to the extent that such Shareholder is prohibited from doing so itself. Each such designee shall execute an acknowledgement of the terms of this Agreement substantially in the form of Schedule H and shall thereafter have the rights and obligations hereunder as a Shareholder. In exercising its rights under this Section 8.08, each Shareholder shall, to the extent practicable, minimize the number of its designees.

ARTICLE 9 – ARBITRATION

9.01	Arbitration

If:

(a)	any objection to the reasonableness or good faith of a challenge made to the independence of a candidate for Independent Director under Section 3.03(3),

(b)	any dispute regarding whether any restrictions on transfers of Shares contained in Section 7 have been complied with,

(c)	any determination of the failure of the Company or Loral to use reasonable commercial efforts to effect an initial public offering pursuant to Section 7.08(3),

(d)	any determination of Fair Market Value under Section 8.03(2)(i),

(e)	any determination of an escrow agent or the terms of an escrow agreement under Section 7.09, or

(f)	any claim for damages based upon a personal cause of action for an alleged breach of this Agreement that but for this Section 9.01 would entitle a party to have the matter adjudicated before the court (including whether an issue is arbitratable)

cannot be resolved in a reasonable period of time in the circumstances by negotiation between the parties or otherwise in accordance with this Agreement, such matter shall be submitted to and finally resolved by arbitration in Ontario under the Arbitration Act and in accordance with the rules and procedures set out in Schedule E.

9.02	Rules for Arbitration

The rules and procedures set out in the Arbitration Act shall apply to each arbitration except to the extent they are modified by the rules for arbitration set out in Schedule E.

ARTICLE 10 – GENERAL

10.01	Carrying out of Agreement

The Company confirms its knowledge of this Agreement and shall carry out and be bound by the provisions of this Agreement to the full extent that it has the capacity and power at law to do so.

10.02	Assignment and Enurement

(1) Except as expressly provided under this Agreement, no party may assign this Agreement except (i) to a Permitted Transferee that has executed and delivered to the Company an acknowledgement of the terms of this Agreement substantially in the form of Schedule H in accordance with and subject to Section 7.04(2), (ii) to a Permitted Purchaser that has executed and delivered to the Company such acknowledgement substantially in the form of Schedule H in accordance with Section 7.02, or (iii) in the case of MHR Fund, to any entity within the definition of MHR Fund that has executed and delivered to the Company such acknowledgement substantially in the form of Schedule H. The rights provided in this Agreement in favour of PSP, Loral and MHR Fund are personal to each of them and their Permitted Transferees and are not assignable to, and do not accrue to, any Permitted Purchaser (other than a Permitted Transferee). The restrictions on transfer of Shares contained in Sections 7.02 and 7.03 apply to all Permitted Purchasers and by executing an acknowledgement of this Agreement in the form of Schedule H, as required by Section 7.02, each Permitted Purchaser shall become bound by such restrictions. Any assignment made in contravention of this Section 10.02 shall be void and of no effect.

(2) This Agreement enures to the benefit of and binds the parties, their respective heirs, successors, and permitted assigns and all transferees of Shares.

10.03	Notices

Unless otherwise specified, each Notice to a party must be given in writing and delivered personally or by courier, sent by prepaid registered mail or transmitted by fax to the party as follows:

If to Loral, Loral Parent, Loral Skynet or Loral Space:

Loral Space & Communications Inc.

600 Third Avenue, 36th Floor

New York, New York, 10016

Attention: General Counsel

Fax No.:   (212) 338-5320

If to PSP or PSP Parent:

Public Sector Pension Investments Board

1250 René Lévesque Blvd. West

Suite 2030

Montréal, Québec H3B 4W8

Attention: Vice President and General Counsel

Fax No.:   (514) 937-0403

If to TPI #1:

John W. Cashman

c/o Humphrey Management Limited

1235 Bay Street

Suite 1000

Toronto, Ontario

M5R 3K4

Fax No.: (416) 934-9808

If to TPI #2:

Colin D. Watson

72 Chestnut Park Road

Toronto, Ontario

M4W 1W8

If to the Company:

4363205 Canada Inc.

c/o McCarthy Tétrault LLP

Suite 4700

66 Wellington Street West

Toronto, Ontario

M5K 1E6

Attention: Robert E. Forbes

Fax No.:   (416) 868-0673

If to Interco:

4363213 Canada Inc.

c/o McCarthy Tétrault LLP

Suite 4700

66 Wellington Street West

Toronto, Ontario

M5K 1E6

Attention: Robert E. Forbes

Fax No.: (416) 868-0673

If to Telesat:

Telesat Canada Inc.

1601 Telesat Court

Gloucester, ON K1B 5P4

Canada

Attention: Vice-President and Secretary

Fax No.: (613) 742-4124

If to MHR Fund:

MHR Fund Management LLC

40 West 57th Street

24th Floor

New York, N.Y. 10019

Attention: President

Fax No.: (212) 262-9356

or to any other address, fax number or Person that the party designates. Any Notice, if delivered personally or by courier or sent by prepaid registered mail, will be deemed to have been given when actually received, if transmitted by fax before 5:00 p.m. on a Business Day, will be deemed to have been given on that Business Day, and if transmitted by fax after 5:00 p.m. on a Business Day, will be deemed to have been given on the Business Day after the date of the transmission.

10.04	Waivers

No waiver of any provision of this Agreement is binding unless it is in writing and signed by all the parties to this Agreement entitled to grant the waiver. No failure to exercise, and no delay in exercising, any right or remedy under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision.

10.05	Further Assurances

Each party shall from time to time promptly execute and deliver and take all further action as may be reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the transactions contemplated by this Agreement.

10.06	Remedies Cumulative

The rights and remedies under this Agreement are cumulative and in addition to, and not in substitution for, any other rights and remedies, available at law or in equity or otherwise. No single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

10.07	Counterparts

This Agreement and any amendment, supplement, restatement or termination of any provision of this Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

10.08	Amendments

Except as expressly provided in this Agreement, no amendment, supplement, restatement, replacement or termination of any provision of this Agreement is binding unless it is in writing and signed by each of PSP and Loral; provided, that no such amendment, supplement, restatement, replacement or termination to any of the following clauses, sections, terms or provisions of this Agreement shall be effective without the prior written consent of MHR Fund: (a) the second sentence of the definition of “Affiliate”, (b) the second sentence of the definition of “Associate”, (c) clause (ii) in the proviso in the definition of “Interested Party” (d) the definition of “MHR Fund”, (e) clause (i)(B) of the definition of “Permitted Purchaser”, (f) the second sentence of the definition of “Subsidiary”, (g) the first sentence of Section 2.03(2)(a), (h) any term or provision in Section 2.04(3)(iii), (i) any term or provision in Section 2.04(3)(v) relating to or in any way affecting the rights or obligations of MHR Fund, (j) any terms or provisions in Section 3.03(1) relating to or in any way affecting the rights or obligations of MHR Fund, (k) any term or provision set forth in Section 4.05 relating to or in any way affecting the rights or obligations of MHR Fund, (l) any term or provision set forth in Section 6.02 relating to or in any way affecting the rights or obligations of MHR Fund, (m) any term or provision set forth in Section 6.03 relating to or in any way affecting the rights or obligations of MHR Fund, (n) clause (4) of Section 7.04(1), (o) any term or provision of this Section 10.08, (p) any term or provision set forth in Section 10.09, and (q) any other clause, section, term or provision of this Agreement that relates to or in any way affects the rights or obligations of MHR Fund.

10.09	Rights of MHR Fund

Until MHR Fund shall acquire any Shares and shall have become a party to this Agreement in its capacity as Shareholder, MHR Fund has entered into this Agreement solely for the purposes of being designated as a Permitted Transferee pursuant to Section 7.04, being subject to Sections 2.04 and 4.05, enforcing its rights under Section 10.08 and becoming subject to the agreements contained in Article 10 hereof.

10.10	Rights and Obligations of Loral Skynet

As provided in recital F, Loral Skynet has entered into this Agreement as a temporary holder of Equity Shares which may be transferred to it pursuant to the Skynet Asset Transfer Agreement. It is intended that such Equity Shares will be transferred to Loral Parent and then to Loral pursuant to Section 7.04 immediately upon receipt of such Equity Shares by Loral Skynet, and upon such transfer, this Agreement shall no longer apply to Loral Skynet. While Loral Skynet or Loral Parent is the owner of any Equity Shares, and until such transfer as aforesaid, the term “Loral” when used herein shall include Loral Skynet.

10.11	Governing Law and Submission to Jurisdiction

This Agreement, and all matters arising out of or related to this Agreement, shall be governed by, and construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable thereto. Any suit, action or proceeding against any of the parties hereto arising out of or related to this Agreement shall be brought in the Province of Ontario, and each of the parties hereto irrevocably and unconditionally attorns and submits to the exclusive jurisdiction of the courts of the Province of Ontario over the subject matter of any such suit, action or proceeding. Each of the parties hereto irrevocably and unconditionally waives any right such party may have to trial by jury in respect of any suit, action or proceeding arising out of or related to this Agreement. Each party irrevocably consents to process being served on such party in any suit, action or proceeding related to this Agreement by delivery of a copy thereof in accordance with the provisions of Section 10.03.

10.12	Termination

Except as otherwise provided, this Agreement shall terminate upon the earlier of:

(1)	the written agreement of all the Shareholders; and

(2)	one Shareholder becoming the owner of all of the Shares.

All obligations of the parties which expressly or by their nature survive termination of this Agreement shall continue in full force and effect subsequent to and notwithstanding termination of this Agreement until they are fully satisfied or by their nature expire. Without restricting the generality of the foregoing, the obligations of the parties under Sections 2.03(2) and 2.04 shall survive termination of this Agreement. No party shall by reason of termination of this Agreement be relieved of any obligation or liability towards any other party accrued under this Agreement before termination, and all those obligations and liabilities shall remain enforceable until they are fully satisfied or by their nature expire.

10.13	Effectiveness

Article 3 (Corporate Governance) of this Agreement shall come into effect upon the release from escrow on the date of this Agreement of all documents contemplated by the closing agenda for the acquisition of the shares of Telesat and the contribution to the Company of assets from Loral Skynet pursuant to the Skynet Asset Transfer Agreement and subscription and purchase of shares of the Company by PSP pursuant to the PSP Subscription Agreement, including the corporate reorganizations contemplated by such closing agenda and all documents necessary for the financing of the acquisition of such Telesat shares. The remainder of this Agreement shall come into effect immediately upon execution of this Agreement.

The parties have executed this Agreement.

PUBLIC SECTOR PENSION INVESTMENT BOARD

By:	/s/ Derek Murphy
Name: Derek Murphy
Title: First Vice President, Private Equity

RED ISLE PRIVATE INVESTMENT INC.

By:	/s/ Derek Murphy
Name: Derek Murphy
Title: Vice Chairman

By:	/s/ James Pittman
Name: James Pittman
Title: Vice President

LORAL SPACE & COMMUNICATIONS INC.

By:	/s/ Avi Katz
Name: Avi Katz
Title: Vice President and Secretary

LORAL SPACE & COMMUNICATIONS HOLDING CORPORATION

By:	/s/ Avi Katz
Name: Avi Katz
Title: Vice President and Secretary

LORAL HOLDINGS CORPORATION

By:	/s/ Avi Katz
Name: Avi Katz
Title: Vice President and Secretary

LORAL SKYNET CORPORATION, for the purposes enunciated in Section 10.10 only

By:	/s/ Avi Katz
Name: Avi Katz
Title: Vice President and Secretary

)
	)	/s/ John Cashman
Witness	)	JOHN P. CASHMAN

)
	)	/s/ Colin Watson
Witness	)	COLIN D. WATSON

TELESAT HOLDINGS INC.

By:	/s/ Avi Katz
Name: Avi Katz
Title: Vice President and Secretary

By:	/s/ Derek Murphy
Name: Derek Murphy
Title: Vice Chairman

TELESAT INTERCO INC.

By:	/s/ Avi Katz
Name: Avi Katz
Title: Vice President and Secretary

By:	/s/ Derek Murphy
Name: Derek Murphy
Title: Vice Chairman

TELESAT CANADA

By:	/s/ Jennifer Lecour
Name: Jennifer Lecour
Title: Vice President, General Counsel and Secretary

MHR FUND MANAGEMENT LLC, for the purposes of Sections 2.04, 4.05, 10.08 and 10.09 only

By:	/s/ Hal Goldstein
Name: Hal Goldstein
Title: Vice President